UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Intelsat S.A.

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Intelsat S.A.

société anonyme

4, rue Albert Borschette

L-1246 Grand-Duchy of Luxembourg

RCS Luxembourg B162.135

April 28, 2020

Dear Shareholder:

You are cordially convened to the 2020 annual general meeting of shareholders (the “Annual Meeting”) of Intelsat S.A. (the “Company”), to be held at 4:00 p.m. (CET) on June 17, 2020. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Convening Notice and Proxy Statement.

Due to the current COVID-19 situation, and as permitted by and in accordance with the Luxembourg Grand Ducal Regulation of March 20, 2020 on the introduction of measures relating to the holding of meetings of companies and other legal entities, the Company has decided that shareholders may only express their votes by granting a proxy to a proxyholder appointed by the Company, with a view to ensuring the safety of everyone.

The Board of Directors has fixed the close of business on April 17, 2020 as the record date for the Annual Meeting, and only holders of record of shares at such time will be entitled to notice of the Annual Meeting or any adjournment or postponement thereof. Holders of record of our common shares will be entitled to vote by proxy only at the Annual Meeting or any adjournment or postponement thereof. Shareholders will not be permitted to attend the Annual Meeting in person.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. Accordingly, please authorize a proxy to vote your shares as soon as possible in accordance with the instructions you received.

Please note that powers of attorney or proxy cards must be received by the Company or the tabulation agent (Broadridge), no later than 5:00 p.m. (CET) on June 15, 2020 in order for such votes to be taken into account.

Thank you for your continued support.

Sincerely,
/s/ David McGlade David McGlade
Chairman

This Proxy Statement is first being made available to the shareholders of the Company on or about April 28, 2020.

Intelsat S.A.

société anonyme

4, rue Albert Borschette

L-1246 Luxembourg

RCS Luxembourg B162.135

Convening Notice to the

Annual General Meeting of Shareholders

to be held on June 17, 2020 at 4:00 p.m. (CET)

in accordance with the Grand Ducal Regulation of March 20, 2020 on the introduction of measures relating to the holding of meetings of companies and other legal entities

Dear Shareholders,

The Board of Directors (the “Board”) of Intelsat S.A. (the “Company”) is pleased to convene you to the Annual General Meeting of Shareholders (the “Annual Meeting”) of the Company, to be held on June 17, 2020 at 4:00 p.m. (CET), with the following agenda:

Agenda of the Annual Meeting

1.	Present the Management Report, Directors’ Conflicts of Interest Report, Directors’ Compensation Report and Auditors’ Reports for the accounting year ended on December 31, 2019;

2.	Approve the statutory stand-alone financial statements of the Company for the accounting year ended on December 31, 2019 (containing 2018 and 2019 financial information);

3.	Approve the consolidated financial statements of the Company and its group subsidiaries for the accounting year ended on December 31, 2019 (containing 2018 and 2019 financial information);

4.	Acknowledge the net results for the financial year ended on December 31, 2019 and approve the carry-forward of such net results to the financial year ending on December 31, 2020;

5.	Grant discharge (quitus) to all the directors of the Company who were in office during the accounting year ended on December 31, 2019 for the proper performance of their duties;

6.	Re-elect certain directors of the Company, including:

a.	Justin Bateman as Class I director for a term ending at the 2023 annual general meeting of shareholders of the Company; and

b.	Raymond Svider as Class I director for a term ending at the 2023 annual general meeting of shareholders of the Company;

7.	Approve the directors’ remuneration for the year 2020;

8.

Re-appoint KPMG LLP as Independent Registered Public Accounting Firm and KPMG Luxembourg, S.C. as approved statutory auditor (réviseurs d’entreprises agréés) of the Company for the period ending at the 2021 annual general meeting of shareholders of the Company;

9.

Authorize for a five (5) year period (ending on June 17, 2025) the Company and/or any wholly-owned subsidiary (and/or any person acting on their behalf) to purchase, acquire, receive or hold shares of any class, if applicable, in the Company under article 430-15 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, from time to time, up to 20% of the issued share capital, and up to an additional 20% of the issued share capital for repurchases by the Company in connection with the Communications Law Limitation (as defined in the amended and restated articles of incorporation of the Company).

Acquisitions may be made in any manner, including, without limitation, by tender or other offers, buy-back programs, over the stock exchange, in privately negotiated transactions or in any other manner as determined by the Board (including derivative transactions or transactions having the same or similar economic effect as an acquisition and by redemption for Communications Law Limitation reasons (as defined in the amended and restated articles of incorporation of the Company)).

In the case of acquisitions for value:

(i) in the case of acquisitions other than in the circumstances set forth under (ii) below, for a net purchase price being (x) no less than 50% of the lowest share price of the relevant class/series of shares, and (y) no more than 50% above the highest share price of the relevant class/series of shares, in each case being the closing price of the relevant class/series of shares, as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative source to be selected by the Board (hereafter, the closing price), over the ten (10) trading days preceding the date of the purchase (or, as the case may be, the date of the commitment to the transaction or the date of the redemption notice in case of a redemption for Communications Law Limitation reasons);

(ii) in the case of a tender offer (or if deemed appropriate by the Board, a buy-back program),

a. in the case of a formal offer being published, for a set net purchase price or a purchase price range, each time within the following parameters: (x) no less than 50% of the lowest share price of the relevant class/series of shares, and (y) no more than 50% above the highest share price of the relevant class/series of shares, in each case being the closing price over the ten (10) trading days preceding the offer publication date, provided, however, that if the stock exchange price of the relevant class/series of shares during the offer period fluctuates by more than 10%, the Board may adjust the offer price or range to such fluctuations; and

b. in the case of a public solicitation of offers, a price range may be set (and revised by the Board as deemed appropriate), provided, that acquisitions may be made at a price that is (x) no less than 50% of the lowest share price of the relevant class/series of shares, and (y) no more than 50% above the highest share price of the relevant class/series of shares, in each case being the closing price over a period determined by the Board, provided, that such period may not start more than five (5) trading days before the relevant sell offer start date and may not end after the last day of the relevant sell offer period;

10.	Non-binding, advisory vote on approval of named executive officer compensation; and

11.	Non-binding, advisory vote on the frequency of future shareholder non-binding advisory votes on approval of named executive officer compensation.

The Annual Meeting will validly deliberate on its agenda without any quorum requirement. The resolutions concerning items nos. 1 through 10 on the agenda will be adopted by a simple majority of the votes validly cast. The resolutions concerning item no. 11 on the agenda will be adopted by a plurality of the votes validly cast.

Any shareholder who holds one or more common shares(s) of the Company on April 17, 2020 (the “Record Date”) may vote at the Annual Meeting. Due to the current COVID-19 situation, and as permitted by and in accordance with the Luxembourg Grand Ducal Regulation of March 20, 2020 on the introduction of measures relating to the holding of meetings of companies and other legal entities, shareholders may only express their votes by granting a proxy to a proxyholder appointed by the Company.

Please consult the Company’s website as to the procedures for being represented at the Annual Meeting by way of proxy. Copies of the statutory stand-alone and consolidated financial statements of the Company for the accounting year ended on December 31, 2019, together with the Auditor Reports and the Management Report, are available at both www.intelsat.com and www.proxyvote.com. Please note that powers of attorney or proxy cards must be received by the Company or the tabulation agent (Broadridge) no later than 5:00 p.m. (CET) on June 15, 2020 in order for such votes to be taken into account.

Sincerely,

The Board of Directors

PROPOSAL #3 – APPROVAL OF ALLOCATION OF ANNUAL RESULTS	44

PROPOSAL #4 – APPROVAL OF GRANTING DISCHARGE (QUITUS) TO DIRECTORS FOR PERFORMANCE	45

PROPOSAL #5 – ELECTION OF DIRECTORS	46

PROPOSAL #6 – APPROVAL OF DIRECTOR REMUNERATION	47

PROPOSAL #7 – APPROVAL OF RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND STATUTORY AUDITOR	48

PROPOSAL #8 – APPROVAL OF SHARE REPURCHASES AND TREASURY SHARE HOLDINGS	49

PROPOSAL #9 – NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	51

PROPOSAL #10 – NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING SHAREHOLDER ADVISORY VOTES ON APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS	52

QUESTIONS AND ANSWERS	53

ADDITIONAL INFORMATION	57

Executive Team	57

Proposals of Shareholders	58

Summary of Proposals to be Voted On

	Proposal	Board’s Voting Recommendation	Page Reference
Proposals No. 1 and No. 2	Approval of Annual Financial Statements and Consolidated Financial Statements	FOR	43

Proposal No. 3	Approval of Allocation of Annual Results	FOR	44

Proposal No. 4	Approval of granting discharge (quitus) to Directors for Performance	FOR	45

Proposal No. 5	Election of Directors	FOR each nominee	46

Proposal No. 6	Approval of Director Remuneration	FOR	47

Proposal No. 7	Approval of Re-appointment of Independent Registered Public Accounting Firm and Statutory Auditor	FOR	48

Proposal No. 8	Approval of Share Repurchases and Treasury Share Holdings	FOR	49

Proposal No. 9	Non-Binding, Advisory Vote on Compensation of Named Executive Officers	FOR	51

Proposal No. 10	Non-Binding, Advisory Vote on the Frequency of Future Shareholder Non-Binding Advisory Votes on Compensation of Named Executive Officers	1-YEAR	52

CORPORATE GOVERNANCE

General

Our Board is committed to strong corporate governance practices and remains dedicated to building long-term value and ensuring the vitality of the Company. To achieve these goals, the Board and its committees meet throughout the year to engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives.

To promote full compliance with all applicable governance standards and remain aligned with best practices, the Board has adopted Corporate Governance Guidelines, which it reviews and amends as necessary. We also continuously review guidance and interpretations provided by the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

Since its initial public offering in April of 2013 through the end of 2019, the Company met the requirements of a “foreign private issuer” under the NYSE standards for listed companies. Based upon the change in the equity ownership of the Company as of June 30, 2019, the Company has changed the governance structure to meet all appropriate governance standards effective as of January 1, 2020.

You can access the charters for each of our current committees, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics for Directors, Officers and Employees and our Code of Ethics for Senior Financial Officers, in the “Investors – Corporate Governance” section of our website, www.intelsat.com. You may also request such documents to be mailed to you by writing to Intelsat S.A., 4, rue Albert Borschette, L-1246 Luxembourg, Attn: Investor Relations.

Board of Directors

Our Board is committed to highly effective corporate governance that ensures that the Company delivers on its strategic objectives.

Name	Age	Director since	Independence
David McGlade	59	April 2005	Former CEO
Justin Bateman	46	July 2011	Shareholder representative
Robert Callahan	68	April 2014	Independent
John Diercksen	70	Sept. 2013	Independent
Edward Kangas	75	July 2012	Independent
Ellen Pawlikowski	63	Sept. 2019	Independent
Stephen Spengler	60	Oct. 2015	CEO
Raymond Svider	57	July 2011	Shareholder representative

Please see below for a brief biography of each of our Directors.

David McGlade became the Chairman of the board of directors of Intelsat S.A. in April of 2015, and prior to that served as Deputy Chairman of the Company and its predecessor from August 2008 to April 2015. In addition, Mr. McGlade served as the Chief Executive Officer of Intelsat S.A. and its predecessor from April 2005 to March 2015. Before joining Intelsat, Mr. McGlade was the Chief Executive Officer of O2 UK, the largest subsidiary of O2 plc and a leading U.K. cellular telephone company, a position he took in October 2000. He was also an Executive Director of O2 plc. During his tenure at O2 UK and O2 plc, Mr. McGlade was a director of the GSM Association, a trade association for GSM mobile operators, and served as Chairman of its Finance Committee from February 2004 to February 2005. He was also a director of Tesco Mobile from September 2003 to March 2005 and a director of The Link, a distributor of mobile phones and other high technology consumer merchandise, from December 2000 to May 2004. Mr. McGlade is currently a director of Skyworks Solutions, Inc., an innovator of high-performance analog semiconductors. Mr. McGlade holds a Bachelor of Arts degree from Rutgers University. Mr. McGlade’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Justin Bateman is a Partner of BC Partners based in its New York office, the investment arm of which he co-established in early 2008. He initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in Transaction Services working on projects for both financial investors and corporate clients. In 2002/2003 he left BC Partners to complete his MBA at INSEAD before rejoining its London office. Mr. Bateman serves on the board of Cyxtera Technologies, Inc. and Zest Dental Holdings Inc. He has previously served on the boards of Office Depot, Inc., MultiPlan, Inc., Suddenlink Communications and Teneo Global LLC. He has a degree in economics from the University of Cambridge in the UK. Mr. Bateman’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Robert Callahan is the Chairman of Longueview Advisory, a media, internet and technology advisory firm. Prior to joining Longueview, he served as a special advisor with General Atlantic, Inc., a leading global growth equity firm, where he worked on internet, technology and resource investments, such as the Alibaba Group and Network Solutions, Inc., where he served as Chairman. He previously held the position of Chairman and Chief Executive Officer of Ziff Davis Media, Inc. Mr. Callahan also spent 20 years at the Walt Disney Company/ABC/Capital Cities, where he held numerous positions, including President of ABC Inc. Mr. Callahan holds a Bachelor of Science degree in Journalism from the University of Kansas. Mr. Callahan’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

John Diercksen serves as a Senior Advisor at LionTree Investment Advisors, addressing financial, operational and management services with client business development. From December 2015 to June 2017, Mr. Diercksen served as the Chief Executive Officer of Beachfront Wireless. Previously, Mr. Diercksen retired from Verizon Communications as the executive vice president for strategy, development and planning in September 2013, with responsibility for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures. Earlier in his career, Mr. Diercksen held a number of senior financial and leadership positions at Verizon, Bell Atlantic, and NYNEX, among other companies. Mr. Diercksen also serves on the boards of Cyxtera Technologies, Inc. and Banco Popular, Inc. and previously served on the board of Harman International Industries. Mr. Diercksen holds an MBA from Pace University and a Bachelor of Business Administration in finance from Iona College. Mr. Diercksen also qualifies as an audit committee financial expert. Mr. Diercksen’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Edward Kangas serves as the Chairman of the board of directors of Deutsche Bank USA Corp., the U.S. holding company of Deutsche Bank AG. Mr. Kangas also serves as a board member of Hovnanian Enterprises, a national homebuilder, and Vivus Pharmaceuticals. He previously served as the Chairman and lead director of United Technologies, and Chairman and lead director of Tenet Healthcare. He also formerly served as a director of Intuit, Inc. and Electronic Data Systems Corp. Mr. Kangas previously served as Global Chairman and Chief Executive Officer of Deloitte, Touche, Tohmatsu from 1989 to 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas holds a bachelor’s degree in business and an MBA from the University of Kansas, and is a Certified Public Accountant. Mr. Kangas also qualifies as an audit committee financial expert. Mr. Kangas’ business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Ellen Pawlikowski retired as Commander, U.S. Air Force Materiel Command, Wright-Patterson Air Force Base, Ohio, on September 1, 2018. Her 40-year career in the U.S. Air Force spanned a wide variety of technical management, leadership and staff positions, including command at the wing and center levels. Prior to her most recent command, Gen. Pawlikowski served as the Military Deputy, Office of the Assistant Secretary of the Air Force for Acquisition, based in the Pentagon. She is currently an independent consultant and serves on the board of directors of the Raytheon Company, the employee-owned corporation, Applied Research Associates, and the non-profit board of SRI International. Gen. Pawlikowski also serves as the Judge Widney Professor of Systems Architecting and Engineering at the University of Southern California. She holds a Ph.D. in Chemical Engineering from the University of California, Berkeley. Gen. Pawlikowski’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Stephen Spengler became the Chief Executive Officer of Intelsat S.A. on April 1, 2015. Prior to April 2015, Mr. Spengler served as Deputy Chief Executive Officer of Intelsat S.A. from December 2014, and prior to that he served as President and Chief Commercial Officer of Intelsat US LLC (f/k/a Intelsat Corporation) from March 2013 to December 2014. Mr. Spengler also served as Executive Vice President, Sales, Marketing and Strategy of Intelsat US LLC from February 2008 to March 2013. Before joining Intelsat in 2003, Mr. Spengler held various positions in the telecommunications industry, including Senior Vice President of Global Sales, Broadband Access Networks at Cirronet, Inc., Vice President of Sales and Marketing at ViaSat Satellite Networks, Regional Sales Director for Satellite Networks in Europe, the Middle East and Africa for Scientific-Atlanta Europe based in London, and sales and marketing positions at GTE Spacenet and GTE Corporation. Mr. Spengler received his Bachelor of Arts degree from Dickinson College in Carlisle, Pennsylvania, and his Master of Business Administration from Boston University in Massachusetts. Mr. Spengler’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Raymond Svider is the Chairman and a Partner of BC Partners. He joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecommunications industries. Mr. Svider has participated and led investments in a number of sectors including technology, media and telecommunications, healthcare, industrials, business services, consumer and retail. He is currently Executive Chairman of PetSmart, Inc., Chairman of the Board of Chewy, Inc., Chairman of the Board of Accudyne Industries, Chairman of the Advisory Board of The Aenova Group and also serves on the boards of Navex Global, GFL Environmental, GardaWorld Corporation and Presidio, Inc. Mr. Svider previously served as a Director of Teneo Global LLC, Office Depot Inc., MultiPlan, Inc., Unitymedia, Neuf Cegetel, Polyconcept, Neopost, Nutreco, UTL and Chantemur. Prior to joining BC Partners, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider holds a Master of Business Administration from the University of Chicago and a Master of Science in Engineering from both École Polytechnique and École Nationale Superieure des Telecommunications in France. Mr. Svider’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

BOARD LEADERSHIP STRUCTURE

Our articles of incorporation provide that our Board shall consist of not less than three directors and not more than twenty directors. Under Luxembourg law, Directors are appointed by the general meeting of shareholders for a period not exceeding six years or until a successor has been elected. Our Board is divided into three classes. Pursuant to our articles of incorporation, our Directors are appointed by the general meeting of shareholders, with each Director serving until the third annual general meeting of shareholders following election. Upon the expiration of the term of a class of Directors, Directors in that class will be elected for three-year terms at the annual general meeting of shareholders in the year in which their term expires. The three classes of directors are set forth in the table below.

Class I –Term Ends 6/20	Class II – Term Ends 6/21	Class III – Term Ends 6/22
Justin Bateman	Robert Callahan	John Diercksen
Raymond Svider	David McGlade	Edward Kangas
	Stephen Spengler	Ellen Pawlikowski

The Board is led by David McGlade as Chairman. Mr. McGlade has served as Chairman since April 2013, assuming the role of Executive Chairman of the Board in April 2015, and Non-Executive Chairman in April 2018. Edward Kangas is our Lead Independent Director, a role created in January 2020.

Consistent with our Corporate Governance Guidelines, the Lead Independent Director performs the following duties to co-manage the Board effectively while providing independent oversight:

•	Presiding at, coordinating the agenda and moderating sessions of the Board’s independent Directors and other non-management Directors;

•	Serving as Chairman at Board meetings at which the Chairman is not present;

•	Facilitating communications between Board members;

•	Serving as a liaison between the independent Directors and the Chairman;

•	Assisting the Chairman in communicating with and assigning tasks to other Board members; and

•	Performing such other duties as the Board may from time to time designate.

SELECTION / NOMINATION OF DIRECTORS

We are committed to ensuring that our Board is made up of Directors who bring a wealth of leadership experience, knowledge and skills that benefit our Company. The Nominating and Governance Committee periodically reviews the size of the Board, and reviews the Board composition and the members of the Board as a whole on an annual basis, recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, skills, expertise and diversity required for the Board as a whole.

As described in our Corporate Governance Guidelines, the Nominating and Governance Committee may apply several criteria in selecting Board nominees. The committee considers:

•

whether a nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, and

•	a nominee’s personal and professional integrity, character, and reputation for honesty and ethical conduct in his or her personal and professional activities.

Additional factors the committee may consider include:

•	a candidate’s specific experiences and skills,

•	relevant industry background and knowledge,

•	expertise,

•	diversity,

•	business judgment,

•	time availability in light of other commitments,

•	dedication,

•	potential conflicts of interest, and

•	other relevant factors appropriate in the context of the Board’s needs.

The Nominating and Governance Committee submits its recommendations to the Board. As a shareholder, you may recommend to the Nominating and Governance Committee individuals for consideration as potential Director candidates. To do so, you must comply with the rules and procedures set forth in article 11.4 of the Company’s articles of incorporation and satisfy the requirements of Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as further described in “Additional Information—Proposals of Shareholders—Director Nominations and Shareholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials.”

CURRENT DIRECTOR EXPERIENCE

The chart below reflects the broad and valuable experience on our current Board which ensures diversity of thought in our boardroom.

GOVERNANCE AGREEMENT

Pursuant to a Governance Agreement the Company entered into with Serafina S.A. (the “BC Shareholder”), the BC Shareholder has the right to nominate (i) two directors for election to our Board as long as the BC Shareholder owns at least 25% of our outstanding common shares; and (ii) one director for election to our Board as long as the BC Shareholder owns at least 5% but less than 25% of our outstanding common shares, in each case calculated on a fully diluted basis, after giving effect to convertible, exchangeable or exercisable rights or securities held by the BC Shareholder. As reflected in the Beneficial Ownership Table, the BC Shareholder currently holds approximately 34% of our outstanding common shares.

In the event that the BC Shareholder’s nomination rights are decreased as described above, the BC Shareholder will agree to cause its respective director or directors to resign from our Board as appropriate to reflect the decrease, and, subject to the rights described above, the majority of the remaining directors on our Board appointed by a general meeting of shareholders of the Company may fill such vacancy.

We have agreed to include the director nominees proposed by the BC Shareholder on each slate of nominees for election to our Board, to recommend the election of those nominees to our shareholders and to use reasonable best efforts to have them elected to our Board. Mr. Bateman and Mr. Svider are the two representatives of the BC Shareholder currently on the Board.

The Governance Agreement will terminate upon the earlier of (i) April 23, 2023 and (ii) the day on which the BC Shareholder is no longer entitled to nominate a director.

EXECUTIVE SUCCESSION PLANNING

The Board, led by the Compensation Committee, is responsible for planning for succession to the position of Chief Executive Officer, as well as certain other senior management positions, to effectively promote the Company’s long-term strategic objectives. In addition, the Board, led by the Compensation Committee, ensures that a satisfactory system is in effect for education, development and orderly succession of senior and mid-level managers throughout the Company. To assist the Board, the Chief Executive Officer periodically provides the Board with an assessment of persons considered potential successors to certain senior management positions and annually provides the Board with an assessment of other senior executives and their potential to succeed the Chief Executive Officer position.

DEPARTURE AND ELECTION OF DIRECTORS

On September 11, 2019, Ms. Ellen Pawlikowski and Ms. Jacqueline Reses were elected to the Board at a general meeting of the Company’s shareholders.

On April 3, 2020, Ms. Jacqueline Reses resigned from the Board with immediate effect. Ms. Reses’s resignation was related to her duties and responsibilities as an executive at Square Inc. and was not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices. The Company thanks Ms. Reses for her service.

SHAREHOLDER OUTREACH

We believe that regular, transparent shareholder engagement is essential to the Company’s long-term success. In 2019, we continued our practice of engaging with shareholders to understand their perspectives on corporate governance, executive compensation, sustainability and other matters. We made presentations at financial and industry conferences, met with financial analysts and investment firms, held in-person meetings with shareholders and responded to inquiries from our shareholders. Through these discussions, we received valuable feedback.

BOARD MEETINGS

During fiscal year 2019, our Board held 4 regularly scheduled meetings and 5 additional meetings. With the exception of Mr. Svider, each current Director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she served. As set forth in our Corporate Governance Guidelines, Directors are expected to regularly attend meetings of the Board and the committees on which they serve. We encourage, but do not require, our Directors to attend each annual meeting of shareholders. With the exception of Mr. Svider, all Directors serving on our Board as of the date of the 2019 annual meeting of shareholders attended the 2019 annual meeting.

DIRECTOR ONBOARDING AND CONTINUING EDUCATION

To familiarize new Directors with Intelsat’s business, strategies and policies, and to assist new Directors in developing Company and industry knowledge to optimize their service on the Board, we conduct a robust orientation program for new Directors, conducted by senior members of management, which includes a presentation on our business and industry, each of our regional markets, our capital structure, Board and committee responsibilities, corporate responsibility, legal and risk management, corporate governance guidelines and policies and securities trading and reporting. Because we believe that our Directors should be continually educated regarding corporate governance processes and practices, each of our Directors is provided access to webinars, thought pieces and other training resources applicable to Directors.

DIRECTOR INDEPENDENCE

The NYSE rules effectively create a two-step process for determining whether a Director qualifies as “independent.” First, a Director must satisfy the bright-line standards for independence established by the NYSE. Second, the Board must affirmatively determine that the Director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

As set forth in our Corporate Governance Guidelines, on an annual basis, the Board reviews the relationships that each Director has with the Company and, following such annual review, only those Directors whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) are considered independent Directors, subject to additional qualifications prescribed under the NYSE listing standards and applicable law. In the event that a Director becomes aware of any change in circumstances that may result in such Director no longer being considered independent under the NYSE listing standards or applicable law, the Director is required to promptly inform the Chairman of the Nominating and Governance Committee.

As of December 31, 2019, our Board consisted of nine directors, five of whom the Board determined are independent. In addition, the Board has determined that all members of the three standing committees are independent. The Board has determined that none of Messrs. Callahan, Diercksen and Kangas, or Mses. Pawlikowski or Reses has a material relationship with the Company, and each is “independent” under Section 303A.02 of the NYSE listing standards.

On April 3, 2020, the Company notified the NYSE that, following the resignation of independent director Jacqueline Reses from the Company’s Board effective April 3, 2020, the Company has only four independent directors serving on its eight-member Board, and accordingly no longer satisfies Section 303A.01 of the NYSE Listed Company Manual, which requires that the board of directors of a listed company be comprised of a majority of independent directors. In order to cure the deficiencies described in this paragraph, the Board is actively searching for a qualified independent director to replace Ms. Reses.

BOARD COMMITTEES

Our Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Governance Committee. Only independent Directors serve on the standing committees. The committee composition is determined based upon experience and qualifications and is reviewed annually by the Nominating and Governance Committee. The current committee assignments are set forth in the table below.

Independent Director	Audit Committee	Compensation Committee	Nominating & Governance Committee
Robert Callahan
John Diercksen
Edward Kangas
Ellen Pawlikowski

Committee Chair             Committee Member

Audit Committee
Members: Edward Kangas (Chair) Robert Callahan John Diercksen Meetings in 2019: 4

Key Responsibilities:

•  Has the sole authority for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

•  Approves all fees related to audit and non-audit services provided by the independent registered public accounting firm.

•  Reviews the annual independent audit of our financial statements.

•  Reviews our financial disclosures.

•  Oversees our systems of internal accounting and financial controls.

•  Oversees management’s financial reporting process.

•  Meets with our independent registered public accounting firm outside the presence of management to discuss our financial reporting, including internal accounting controls and policies and procedures.

•  Reviews, approves and ratifies related party transactions.

•  Reviews and implements our codes of business conduct and ethics for senior financial officers, directors, officers and employees.

•  Oversees risk and other compliance matters.

•  Oversees the establishment and implementation of “whistle-blowing” procedures.

Messrs. Diercksen and Kangas each qualifies as an audit committee financial expert under SEC rules and has the accounting or related financial-management expertise required under NYSE rules. In addition, each member is “independent” under the additional independence requirements of Rule 10A-3 under the Exchange Act. No Audit Committee member serves on the audit committee of more than two other public companies. The Audit Committee’s meetings in 2019 were designed to facilitate and encourage communication among the members of the Audit Committee, management, our internal auditors and our independent registered public accounting firm, KPMG LLP. Prior to each earnings release, the Audit Committee met with management and our auditors to review the financial results.

Compensation Committee
Members: John Diercksen (Chair) Edward Kangas Ellen Pawlikowski Meetings in 2019: 5

Key Responsibilities:

•   Oversees the establishment of compensation policies for our executive officers and the Board, including approval of employment agreements or other compensation arrangements with executive officers.

•   Reviews and approves corporate goals and objectives related to executive compensation; evaluates executive performance in light of those goals and objectives; and determines executive compensation levels based on this evaluation, including as it relates to our CEO.

•   Assesses our compensation plans as they relate to risk management.

•   Leads the Board in planning for succession to the position of CEO, as well as certain other senior management positions.

•   Reviews, evaluates and makes recommendations to the Board regarding our incentive compensation plans, equity-based plans and pension plans.

•   Reviews the Company’s compensation disclosures in its annual proxy statement and its Annual Report on Form 10-K filed with the SEC.

For more information on the Compensation Committee’s role and our processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Governance Committee
Members: Robert Callahan (Chair) John Diercksen Ellen Pawlikowski Meetings in 2019: 6

Key Responsibilities:

•   Recommends to the Board individuals qualified to serve as directors and on committees of the Board.

•   Advises the Board with respect to Board size, composition, procedures and committees.

•   Develops and annually reviews our Corporate Governance Guidelines.

•   Oversees the annual performance evaluation of the Board and its committees.

•   Advises the Board with respect to committee charters, composition and protocol.

•   Reviews Director orientation and training initiatives.

•   Reviews corporate social responsibility and activities.

ANNUAL EVALUATION

To provide a mechanism for discussion of Board effectiveness and areas for improvement, our Board, with oversight by the Nominating and Governance Committee, conducts annual evaluations of its performance and that of each of its three standing committees. The Board recognizes that a robust and constructive evaluation process is essential to good governance and effectiveness.

DIRECTOR COMPENSATION

The Company typically uses a combination of cash retainers and share-based awards to attract and retain qualified candidates to serve as Directors. The Compensation Committee, with the assistance of its independent compensation consultant, is responsible for reviewing and recommending for approval the compensation of the non-employee Directors. Periodically, at the request of the Compensation Committee, the compensation consultant provides market benchmark data relative to our Director compensation program. Our overarching philosophy for Director compensation is to target approximately the 50th percentile of benchmark data.

Directors typically receive both cash and an annual grant of restricted share units (“RSUs”). Annual retainers are paid to non-employee Directors, other than representatives of BC Partners, for service on the Board and individual committees in the amounts set forth in the table below. Additional amounts are received for service as the Chairman of the Board and Lead Independent Director. Committee Chairmen receive a different amount for committee service that reflects the additional responsibility for acting as Chairmen. There are no separate fees paid for individual meeting attendance.

Board or Committee	Compensation Element	Amount
Board	Annual Cash Retainer	$75,000
Board	Board Chair Annual Cash Retainer	$125,000
Board	Lead Independent Director Annual Cash Retainer	$100,000
Board	Annual Equity Grant – RSUs	$125,000
Board	Board Chair Annual Equity Grant – RSUs	$175,000
Audit Committee	Annual Committee Retainer	$15,000
Audit Committee	Annual Committee Chair Retainer	$22,500
Compensation Committee	Annual Committee Retainer	$10,000
Compensation Committee	Annual Committee Chair Retainer	$17,500
Nominating & Governance Committee	Annual Committee Retainer	$5,000
Nominating & Governance Committee	Annual Committee Chair Retainer	$10,000

Retainer fees are paid on a quarterly basis. Generally, annual RSU grants are made in June of each year after the annual general meeting of shareholders, but no annual RSU grants will be made in June 2020, as further explained below. The grant is made based on the closing price of our common shares on the date prior to grant, with shares rounded to the nearest 100. The award has a one-year vesting period. Directors may also elect to have all or a portion of their cash retainer paid in the form of shares. The Director compensation program is applicable only to non-employee Directors. The Director compensation program does not apply to the two Director representatives from BC Partners elected pursuant to certain governance agreements.

Non-executive members of the Board are entitled to reimbursements for travel and other out-of-pocket expenses related to their Board service.

Pursuant to our Governance Agreement with the BC Shareholder (see “Governance Agreement”), we have agreed to reimburse Directors nominated by the BC Shareholder for travel and other expenses related to their Board and committee service.

Equity Grants Granted in 2019

In 2019, we granted a total of 37,600 RSUs to our outside Directors pursuant to the 2013 Equity Plan (see Equity Compensation Plans below). The RSUs granted to outside Directors are time-vesting RSUs that cliff vest on the first anniversary of the grant date.

Changes to Form of Compensation for 2020

Given the significant decrease in the value of the Company’s common shares, for 2020, the Compensation Committee replaced the equity portion of the Director compensation package with a cash retainer in an equivalent amount, and no RSU grants will be made in June of 2020. This change was made to ensure the Company maintained competitive levels of compensation for Directors during a challenging year. Competitive compensation was deemed necessary to retain and attract Directors to serve on the Company’s board.

Equity Compensation Plans

The Company adopted and maintains the Intelsat S.A. 2013 Equity Incentive Plan (the “2013 Equity Plan”). Any of the employees, directors, officers, consultants or advisors (or prospective employees, directors, officers, consultants or advisors) of the Company or any of our subsidiaries or their respective affiliates, are eligible for awards under the 2013 Equity Plan. The Compensation Committee has the authority to determine who is granted an award under the 2013 Equity Plan.

The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, RSUs, other share-based awards, performance compensation awards (including cash bonus awards), or any combination of the foregoing. Awards may be granted under the 2013 Equity Plan and in assumption of, or in substitution for, outstanding awards previously granted.

Stock Ownership and Hedging Policy

Non-employee Directors covered by the Director compensation program are required to own common shares of the Company in an amount equal to five times the annual cash retainer, with such ownership to be achieved within five years of a Director’s election to the Board. Time-vesting RSUs and shares owned outright by a Director count towards this requirement.

Directors are covered by the Company’s Securities Trading Policy which prohibits pledging and certain other hedging transactions related to Company shares held by a Director. None of the common shares of the Company held by our Directors are pledged or subject to any hedging transactions.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
Justin Bateman[4]	0	0	0	0
Robert Callahan	$95,000	$122,112	0	$217,112
John Diercksen	$100,000	$122,112	0	$222,112
Edward Kangas	$112,500	$122,112	$4,800	$239,412
David McGlade	$135,000	$171,720	$88,209	$394,929
Ellen Pawlikowski[5]	$41,250	$107,677	0	$148,927
Jacqueline Reses	$43,750	$107,677	0	$151,427
Stephen Spengler[6]	0	0	0	0
Raymond Svider[4]	0	0	0	0

[1]

Amounts in this column reflect the aggregate cash retainers earned by each Director in 2019 and paid in cash, net of tax withholdings, including any applicable annual committee and committee chair retainers and any applicable retainers paid to the Lead Independent Director and the Board Chair.

[2]

Amounts in this column reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation. The fair value of time-based RSUs is deemed to be the market price of common shares on the date of grant. The grants for Ms. Pawlikowski and Ms. Reses were pro-rated in amounts to reflect their initial election date to the Board on September 11, 2019. All other grants have an award date of June 13, 2019. All awards made to Directors in 2019 will vest in full on June 13, 2020.

[3]

Amount in this column for Mr. Kangas reflects the 2019 payment of tax preparation and filing services for Luxembourg-related taxes. The amount in this column for Mr. McGlade reflects a payment of $84,735 to Mr. McGlade made in March 2019 related to his three months of service as Executive Chairman of the Board in 2018 and $3,474 paid for outside legal advice on behalf of Mr. McGlade.

[4]	Messrs. Bateman and Svider have been elected to the Board as representatives of the BC Shareholder and as such do not receive any compensation under the director compensation program.
[5]

Ms. Pawlikowski also serves as a member of the Board of Managers of Intelsat US LLC, an indirect subsidiary of the Company. Based on this service, the total compensation under the program is allocated ratably based on service requirements between the Company and Intelsat US LLC. The amounts reflected show the aggregate compensation paid to Ms. Pawlikowski in 2019 for service for both entities. In 2019, Ms. Pawlikowski received $33,750 in cash for service on the Intelsat S.A. Board and $7,500 in cash, plus the value of the equity, for her service on the Intelsat US LLC Board of Managers.

[6]	Mr. Spengler does not receive compensation for his service as a Director.

INDEMNIFICATION AGREEMENTS

We have entered into agreements with our executive officers and Directors to provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation.

Risk Oversight

The Board oversees the management of the Company’s risk exposure through the following framework:

•

Each year, management conducts a comprehensive enterprise risk assessment that identifies the most significant existing and emerging risks to the successful achievement of the Company’s strategic and operational goals, along with the procedures and initiatives in place to address those risks. The results of each year’s assessment are then presented to the full Board for discussion, thereby enabling the Board to successfully oversee the Company’s risk management activities.

•

In addition, at each Board meeting, management provides updated information concerning the strategic, operational and emerging risks to the Company’s ability to achieve its business goals and initiatives, along with updates to the mitigation activities underway to address the risks.

•

The Lead Independent Director discusses management’s assessment of the risks in executive sessions with the other independent Directors and determines whether further review or action by the full Board or a particular committee would be appropriate.

The Board is responsible for understanding the Company’s most significant risks and ensuring that management responds appropriately with risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our standing committees, which are made up solely of independent Directors, assist the Board in evaluating the specific risks the Company faces in the areas of finance, compensation and governance, as outlined below, as well as our policies for risk management and assessment.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure. It allows our independent Directors to evaluate our risks and our risk management and assessment policies through fully independent Board committees, with ultimate oversight by the full Board as led by our Chairman and our Lead Independent Director.

Corporate Responsibility at Intelsat

On an annual basis, we publish our Corporate Social Responsibility Report, which summarizes our key accomplishments in the areas of environmental, social and governance practices across our markets. We focus on promoting the highest standards of environmental performance, social responsibility, corporate governance and ethical behavior across our global operations, while maintaining our strong commitment to supporting the communities in which we operate. We seek to enhance long-standing relationships with local organizations in our served markets to improve education and technology opportunities, while also building new relationships with groups interested in using technology to address educational needs.

Our corporate responsibility program consists of four core pillars: people, environment, community and marketplace. We believe in doing business ethically, hiring good people and positioning them for professional success, being respectful of our environment and supporting the communities where we live and work. At the same time, we continue to manage our business to achieve the best possible performance without compromising these corporate responsibility goals. This approach has enabled us to understand how risks and opportunities in innovation and thought leadership, as well as environmental, social and governance matters, can impact our profitability and, more importantly, our communities. Our commitment to corporate responsibility is unwavering and plays a critical role in our business strategy.

Cybersecurity

We are committed to properly addressing the growing threat of cybersecurity we face in today’s global business environment. The Board believes that a strong cyber strategy is vital to protect our business, tenants, customers and assets. Employees are provided with compulsory training that enables them to detect and report malware, ransomware and other malicious software or social engineering attempts that may compromise the Company’s information technology systems. Employees are also required to complete compulsory training on data privacy. As the cyber landscape evolves, both in our technology systems and in the broader context of the internet and expanding connectivity, management continually updates its cybersecurity approach to safeguard the Company’s sensitive information and assets.

Communications from Shareholders and Other Interested Parties

Any shareholder or interested party may communicate with any of our Directors, our Board as a group, our non-management Directors as a group, our Lead Independent Director, or any committees of the Board or Chairman thereof through the Corporate Secretary by writing to the following address: 4, rue Albert Borschette, L-1246 Luxembourg, Attn: Corporate Secretary. The Corporate Secretary will forward correspondence to the parties to whom addressed, except for job inquiries, surveys, business solicitations or advertisements and other inappropriate material. The Corporate Secretary may forward certain correspondence elsewhere within our Company for review and possible response.

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Related Party Transactions

Our Audit Committee is responsible for annually reviewing and ensuring compliance with our Related Person Transactions Policy. Under the policy, “related persons” means our executive officers, Directors and shareholders owning more than five percent (5%) of our common shares, as well as any such person’s immediate family members. The policy also covers entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has a ten percent (10%) or greater beneficial ownership interest in the Company’s common shares.

Security Ownership of Certain Beneficial Owners and Management

The table below and accompanying footnotes show information regarding the beneficial ownership of our common shares by:

•	each person known by us to beneficially own 5% or more of our outstanding common shares;

•	each of our directors;

•	each executive officer, subject to permitted exceptions; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership set forth below is based on approximately 142,085,774 common shares issued and outstanding as of April 1, 2020. All common shares listed in the table below are entitled to one vote per share, unless otherwise indicated in the notes thereto. Unless otherwise indicated, the address of each person named in the table below is c/o Intelsat S.A., 4, rue Albert Borschette, L-1246 Luxembourg.

	Common Shares Beneficially Owned (1)
Name of Beneficial Owner:	Number	Percentage
Serafina S.A. (2)	48,468,543	34.1%
Appaloosa LP and related entities (3)	10,450,000	7.4%
Entities associated with Discovery (4)	8,631,327	6.1%
David McGlade (5)	3,889,141	2.7%
Stephen Spengler (6)	1,335,884	*
David Tolley	106,953	*
Michelle Bryan	110,530	*
Michael DeMarco	103,489	*
Samer Halawi	24,459	*
Justin Bateman	—	*
Robert Callahan	25,280	*
John Diercksen	95,271	*
Edward Kangas	35,792	*
Ellen Pawlikowski	—	*
Raymond Svider	—	*
Directors and executive officers as a group (7) (12 persons)	5,726,799	4.0%

*	Represents beneficial ownership of less than one percent of common shares outstanding.

(1)

The amounts and percentages of our common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)

The common shares beneficially owned by Serafina S.A. are also beneficially owned by the limited partnerships comprising the fund commonly known as BC European Capital VIII, BC European Capital—Intelsat Co-Investment and BC European Capital—Intelsat Co-Investment 1. CIE Management II Limited is the general partner of, and has investment control over the shares beneficially owned by, each of the limited partnerships comprising the BC European Capital VIII fund that are domiciled in the United Kingdom, BC European Capital—Intelsat Co-Investment, and BC European Capital—Intelsat Co-Investment 1 (collectively, the “CIE Funds”). CIE Management II Limited may, therefore, be deemed to have shared voting and investment power over the common shares beneficially owned by each of the CIE Funds. LMBO Europe SAS is the Geŕant of, and has investment control over the shares beneficially owned by, each of limited partnerships comprising the BC European Capital VIII fund that are domiciled in France (collectively, the “LMBO Funds”). LMBO Europe SAS may, therefore, be deemed to have shared voting and investment power over the common shares beneficially owned by each of the LMBO Funds. Because each of CIE Management II Limited and LMBO Europe SAS is managed by a board of directors, no individuals have ultimate voting or investment control for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), over the shares that may be deemed beneficially owned by CIE Management II Limited or LMBO Europe SAS. The address of Serafina S.A. is 29, avenue de la Porte Neuve, L-2227 Luxembourg. The address of CIE Management II Limited and the CIE Funds is Heritage Hall, Le Marchant Street, St. Peter Port, Guernsey, GY1 4HY, Channel Islands and the address of LMBO Europe SAS and the LMBO Funds is 58-60 Avenue Kleber, Paris, France 75116.

(3)

Based on the most recently available Schedule 13D filed with the SEC on February 18, 2020 by Appaloosa LP (“ALP”), ALP reports that it is the investment adviser to Azteca Partners LLC (“Azteca”) and Palomino Master Ltd. (“Palomino” and, collectively with Azteca, the “Funds”), Appaloosa Capital Inc. (“ACI”) is the general partner of ALP and David A. Tepper is the controlling stockholder and president of ACI and owns a majority of the limited partnership interests in ALP. For purposes of Reg. Section 240.13d-3, each of ALP, ACI and Mr. Tepper may be deemed to beneficially own the common shares held in the aggregate by the Funds. The address of Azteca, Palomino, ACI and ALP is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The address of Mr. Tepper is c/o of Appaloosa Management L.P., 404 Washington Avenue, Suite 810, Miami, Florida 33139.

(4)

Based on the most recently available Schedule 13G filed with the SEC on February 14, 2020 by Discovery Capital Management, LLC (“Discovery”), Discovery reports that it is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act, and a parent holding company pursuant to Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. Discovery reports that all securities reported in the Schedule 13G referenced herein are owned by advisory clients of Discovery, and none of the advisory clients individually own more than 5% of the outstanding common shares of Intelsat S.A. Discovery further reports that it is the relevant entity for which Robert K. Citrone may be considered a control person. The address of Discovery is 20 Marshall Street, Suite 310, South Norwalk, Connecticut 06854.

(5)

Includes common shares held by McGlade Investments II, LLC, the Article 4 Family Trust U/T David McGlade 2009 GRAT, the David McGlade 2019 Intelsat GRAT 2 and the David McGlade Revocable Trust. Mr. McGlade exercises voting power over a total of 1,848,529 common shares. Mr. McGlade also holds options entitling him to receive or purchase 2,040,612 common shares within sixty days of April 1, 2020, subject to certain restrictions.

(6)

Mr. Spengler exercises voting power over 1,142,884 common shares and holds options entitling him to receive or purchase 193,000 common shares within sixty days of April 1, 2020, subject to certain restrictions.

(7)

Directors and executive officers as a group exercise voting power over 3,503,154 common shares and hold options entitling them to receive or purchase 2,233,612 common shares within sixty days of April 1, 2020, subject to certain restrictions.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2019 with the Company’s management. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee received the written disclosures and the letter regarding the independence of the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm its independence from the Company and its management. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted, THE AUDIT COMMITTEE
Edward Kangas, Chairman
Robert Callahan John Diercksen

The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such material by reference.

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by KPMG LLP for the fiscal years ended December 31, 2018 and 2019 ($ in thousands):

	2018	2019
Audit Fees	$4,909	$3,183
Audit-Related Fees	0	0
Tax Fees	11	24
All Other Fees	150	0
Total Fees	$5,070	$3,207

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting; the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 6-K; comfort letters and services provided as part of registration statements and debt offerings; and consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions.

Audit-Related Fees. There were no audit-related fees for the years ended December 31, 2018 and 2019.

Tax Fees. These fees relate to U.S. state taxation.

All Other Fees. These fees relate to attestation of IT security controls.

Audit Committee Pre-Approval Policy and Procedures. Consistent with SEC requirements regarding auditor independence, the audit committee has adopted a policy to pre-approve services to be provided by our independent registered public accounting firm prior to commencement of the specified service. The requests for pre-approval are submitted to the audit committee, or a designated member of the audit committee, by our Chief Financial Officer, Controller or independent registered public accounting firm, and the audit committee chairman executes engagement letters with our independent registered public accounting firm following approval by audit committee members, or the designated member of the audit committee. All services performed by KPMG LLP during 2019 were pre-approved by the audit committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation programs and the underlying philosophy used to develop the programs. We describe the material components of our executive compensation programs for our 2019 Named Executive Officers (“NEOs”). We describe each compensation element and the decisions and reasons therefor, made by the Compensation Committee for executive compensation in 2019. The Company’s NEOs for 2019 were:

Name	Title
Stephen R. Spengler	Chief Executive Officer
David M. Tolley	Executive Vice President and Chief Financial Officer
Jacques Kerrest	Former Executive Vice President and Chief Financial Officer
Michelle V. Bryan	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Michael J. DeMarco	Executive Vice President and Chief Services Officer
Samer Halawi	Executive Vice President and Chief Commercial Officer

SEC rules provide that our NEOs consist of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2019. The Company’s former Chief Financial Officer, Jacques Kerrest, resigned effective July 1, 2019 and David Tolley was hired to replace him. Accordingly, compensation information for Mr. Kerrest will also be included in the Summary Compensation Table in accordance with SEC rules to include any executive serving in the capacity of Chief Financial Officer during 2019.

2019 Business Performance

We operate one of the world’s largest satellite services businesses, providing a critical layer in the global communications infrastructure. As the foundational architects of satellite technology, Intelsat operates the largest, most advanced satellite fleet and connectivity infrastructure in the world. We apply our unparalleled expertise and global scale to reliably and seamlessly connect people, devices and networks in even the most challenging and remote locations.

We provide diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications in the air and on the seas, multinational corporations and internet service providers. We are also the leading provider of commercial satellite communication services to the U.S. government and other select military organizations and their contractors. Our network solutions are a critical component of our customers’ infrastructures and business models.

Our customers use our services for broadband connectivity to deliver fixed and mobile telecommunications, enterprise, video distribution and fixed and mobile government applications. While satellite services in the enterprise and video distribution sectors have been in decline, our future business growth is focused on the market sectors where growth is anticipated as reflected in the chart below.

In a year where the global satellite services industry contracted and we encountered a complete failure of an in-orbit satellite, we achieved the following operating results for the fiscal year 2019 (all comparative financial information is presented against the prior-year period):

•	Total revenue declined 5% to $2.1 billion;

•	Net income decreased 57% to $0.9 billion, reflecting a satellite impairment charge of $382 million; and

•	Adjusted EBITDA (“AEBITDA”) decreased 11% to $1.5 billion.

($ in millions)

[1]	Revenue results for 2018 and 2019 reflect the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 606.

Adjusted EBITDA was one of several metrics used for our incentive compensation plan for fiscal year 2019. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 20, 2020, for a more detailed discussion of our fiscal year 2019 financial results and, beginning on page 52 of that Annual Report on Form 10-K, a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures.

The primary metrics used for incentive compensation include revenue, AEBITDA and relative shareholder return as further described below. In 2019, executive focus was placed on minimizing the impact of the declining sector and the loss of the Intelsat 29e satellite. Accordingly, we set specific management objectives to achieve these goals and prepare the Company for future stabilization, and tied portions of compensation to achieving these goals. Additionally, in setting compensation for NEOs during down years, the Compensation Committee focuses more compensation on variable components with metrics that are difficult to achieve but achievable. While reducing the fixed component of compensation for NEOs, the Compensation Committee is mindful of maintaining a sufficient level to attract and retain the specific expertise to run the business and achieve future success.

In 2019 we made solid progress on five operational priorities designed to stabilize our core business, improve our competitive position, return the Company to growth and optimize asset value:

1.

Leverage all assets within the Intelsat network for maximum return: In 2019 three new satellites entered service, with strong backlog and attractive revenue profiles. Primary customers served by the new satellites included two of the largest wireless operators in Asia, the Myanmar Ministry of Transport and Communications for broadband infrastructure, and maritime mobility service providers.

2.

Scale our managed services across enterprise, maritime, business jet, commercial and government aeronautical opportunities, and build powerful distribution channels to amplify our direct marketing efforts: We expanded our IntelsatOne Flex managed services to new verticals, launching services for enterprise and government land mobile applications. We strengthened our relationships with two of the largest maritime services distributors, resulting in commercial mobility revenue growth of 9%.

3.

Lead the industry in seamless implementation of satellite-based solutions within the global telecommunications infrastructure: In 2019, Intelsat played an essential industry leadership role, heading the Non-Terrestrial Network (“NTN”) working group of the Alliance for Telecommunications Industry Solutions (“ATIS”), part of the 3rd Generation Partnership Project, known as 3GPP. This is the organization that is responsible for setting future 5G standards. The mission of the ATIS NTN working group is to ensure that satellite systems are integrated as an intrinsic part of the 5G system standards. In 2019, 3GPP made the decision to include NTNs, which include satellites, in the upcoming Release 17 of the 5G standard.

4.

Maintain a disciplined stance on cash flow management and enhance productivity of our deployed capital: The commercial satellite industry is known for capital intensity and strong cash flows. Intelsat conducts rigorous business analyses of all capital investments, and innovates to ensure its satellite investments remain productive throughout their lifespan. In 2019, Intelsat innovated with Northrup Grumman on a ground-breaking in-space servicing vehicle, known as a Mission Extension Vehicle, or MEV. The first ever MEV, launched in late 2019, docked with Intelsat 901 in February 2020, and is expected to extend the station-kept life and revenue productivity of this 18-year-old satellite by 5 years. This is the first time in history that such a space servicing mission has been executed with a commercial satellite.

5.

Optimize our spectrum rights, providing sector leadership with respect to protecting current use, providing regulatory and operational guidance based on market-based experience, and maximizing value: Throughout 2019, we advocated a proposal to the U.S. Federal Communications Commission (“FCC”) regarding our C-band spectrum license rights. Under our proposal, we would solve a key challenge for the FCC, which would result in the fast and efficient clearing of mid-band spectrum which would in turn unleash 5G development in the U.S. Our proposal would accomplish the freeing of spectrum in 18 to 36 months from the time of an FCC order. The FCC issued an order in February 2020 that authorized a public auction of our spectrum rights and included $9.7 billion in potential accelerated clearing payments to certain satellite operators, including Intelsat.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to encourage our executives to think and act like owners of the Company. We want our executive officers to focus on growing the Company’s value, but at the same time to share the downside risk of poor performance. Through our performance management and rewards programs, we endeavor to create an environment that fosters and rewards increasing enterprise value. To the extent that there are sector declines, adverse macro-economic environmental factors or force majeure events (such as launch failures, in-orbit satellite failures, etc.), we strive to measure the performance of executive officers based upon how successful they are in preserving value and minimizing the impact of these forces or events on enterprise value.

The Company has developed a set of strategic corporate objectives designed to support long-term growth in its enterprise value. The strategic corporate objectives are set in the following areas: innovation, skills and leadership, business execution, digital transformation and commercial focus. Using these objectives, the Company achieves a balanced focus on corporate performance, setting specific metrics and initiatives designed to measure performance against the strategic goals. Through our pay-for-performance culture, a significant portion of our executives’ compensation is linked to performance against these objectives. This supports an overall compensation program that emphasizes variable compensation over fixed base salary.

We believe that in order to achieve our corporate objectives, our executive compensation programs must be competitive, properly reward results and provide incentives for both short- and long-term performance. Our overall executive compensation philosophy is one based upon pay for performance and alignment with our shareholders. Through a mixture of fixed and performance dependent income and short- and long-term incentives, we strive for a balance of risk and reward. The level of total compensation varies based upon the returns ultimately achieved by our shareholders.

Pay Components

Our executive compensation program consists of the following three components:

•	Base salary;

•	Short-term incentive (“STI”) awards (in the form of annual cash bonuses); and

•	Long-term incentive (“LTI”) awards (in the form of restricted shares and options).

We use short-term compensation (base salaries and annual cash bonuses) to provide competitive levels of cash compensation for our executives and to focus them on our annual goals and objectives. We use long-term compensation (restricted stock units and performance stock units) to achieve our goal of driving long-term growth in share value. This long-term compensation element is designed to emphasize the performance measures our executives need to achieve in order to deliver enterprise value. Our NEOs hold incentive awards subject to a variety of time and performance-based vesting requirements, all closely linked to long-term growth in the value of the Company.

We manage our business with a smaller senior management team than is typically found in companies of our size, industry and complexity. Many of our executives manage a substantially broader scope of responsibilities than is found in the market. Our objective is to recruit, retain and engage the highest caliber of executive officer necessary to deliver sustained performance while managing comparatively greater individual responsibilities.

We carefully determine the percentage mix of compensation components we think is appropriate for each of our NEOs. This is not a mechanical process and we use our judgment and experience to determine the appropriate mix of compensation for each individual. Base salary generally constitutes a minority portion of the total compensation of our NEOs. We set salary to provide adequate cash compensation to be competitive in the market for executive talent, but we focus on total compensation, including short-term and long-term compensation, so that our NEOs are prepared to have “at risk” a significant portion of their total compensation. Generally, we target the 50th percentile for cash compensation with the ability to achieve upside based upon superior performance, but not to exceed the 75th percentile, for total direct compensation.

The percentage of each fixed and performance-based component of compensation is reflected below:

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our compensation policies, incentive and equity compensation and approving payments or grants under these plans for executive officers. At the beginning of each fiscal year, the Committee reviews and approves the following elements of direct compensation to our NEOs:

•	Base salary for the upcoming year;

•	Performance goals for the attainment of cash incentive awards for the year;

•	Mix and amount of equity awards to be granted; and

•	Performance goals for the attainment of vesting of a portion of the equity award.

In making these determinations, the Committee:

•	Receives advice from its independent compensation consultant;

•	Reviews market data and other input from its consultant;

•	Evaluates the responsibilities of each executive;

•	Receives input from the CEO on the performance of each NEO (other than the CEO);

•	Assesses retention risk and other relevant factors for each executive; and

•	Determines the appropriate level of compensation warranted based on this analysis.

Going forward, the Committee will also take into consideration the results of the advisory say-on-pay vote from shareholders.

Role of the Compensation Consultant

The Compensation Committee retains an independent compensation consultant, Korn Ferry. The consultant reports directly to the Compensation Committee and participates in Committee meetings where executive compensation is under review or approval. As part of its work in 2019, Korn Ferry assisted the Committee with determining an appropriate peer group and survey data and provided a competitive analysis of executive compensation. Korn Ferry also provides support to the Committee in reviewing performance metrics, incentive plan design, and conducted a risk assessment related to 2019 compensation practices. The Company paid Korn Ferry $32,000 for these executive compensation consulting services.

In addition to the services provided to the Compensation Committee, Korn Ferry, through other practice areas provided executive recruiting and leadership development consulting services to the Company in 2019 resulting in fees in an amount totaling $380,000 for these services. The Committee has analyzed whether the work of Korn Ferry presents any conflict and concluded that the consultant is independent taking into consideration all of the relevant circumstances, including the following factors: (i) the type of services provided to the Company; (ii) the amount of fees paid to Korn Ferry for other services; (iii) the lack of any personal relationship with any executive officer of the Company or the Committee; and (iv) the lack of stock ownership in the Company by the consultant. The Committee will continue to monitor the independence of the compensation consultant on an ongoing basis.

Use of Competitive Data

The Compensation Committee thinks it is important to understand the relevant market for executive talent to ensure that the executive compensation program supports the attraction, retention and continued engagement of highly qualified leaders. The Committee assesses market conditions annually through a review of peer group compensation data and general survey data compiled by the compensation consultant. Due to the unique nature of our business, our small leadership team spanning multiple functional responsibilities and the complex corporate structure relative to comparable companies of our revenue size, we face ongoing challenges finding appropriate peer group companies as well as individual position comparators. The Committee does not make decisions solely based on peer or survey data; rather, it uses the data as a reference point to help ensure that our pay practices are appropriate, including as compared to market practice.

The Committee together with its compensation consultant reviews our peer group members annually to determine the appropriateness for inclusion in the benchmark data. The Committee also referenced data from the Radford 2019 Global Technology Survey. The peer group used for reference in connection with setting 2019 compensation included the following companies:

Akamai Technologies	Echostar Corporation	Leidos Holdings, Inc.
American Tower Corp.	Frontier Communications	Nielsen Holdings
Analog Devices, Inc.	Gogo, Inc.	SAIC
Ciena Corporation	Harris Corporation	Sirius XM Holdings, Inc.
Crown Castle International	Iridium Communications	Viasat, Inc.
Discovery, Inc.	Juniper Networks

Role of Management

Our CEO, in consultation with our head of human resources, makes compensation-related recommendations to the Compensation Committee for the NEOs other than the CEO. The CEO makes recommendations based on assessment of individual performance, succession planning, retention risk, impact on the business, scope of responsibilities, experience, specific expertise and other relevant factors. These recommendations are reviewed with the Committee’s compensation consultant.

Best Practices

We adhere to the following best practices with respect to executive compensation:

• Fixed compensation elements benchmarked at market median	• Double Trigger Provision for Severance after a Change of Control

• Majority of Pay Based on Performance	• No Excise Tax Gross Up Provisions

• Independent Compensation Consultant Reports Directly to Compensation Committee	• Recoupment Policy on Incentive Compensation Programs

• Cap on Annual Bonus Payouts	• Require Significant Stock Ownership

Main Elements of 2019 Compensation

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2019 base salaries of the NEOs, the Compensation Committee considered a number of factors, including the functional role of the position, the individual’s performance in 2018, the level of the individual’s responsibility, the individual’s prior experience in similar positions, competitive market data, the ability to replace the individual, the base salary of the individual at his or her prior employment or prior position within the Company and the number of well-qualified candidates available. The salaries of the NEOs are reviewed annually, as well as at the time of promotion or other changes in responsibilities. In 2019, base salaries were increased to maintain competitiveness with the market, taking into consideration that NEOs received no salary increases for fiscal year 2018. The base salary increases for the NEOs in 2019 ranged from 0% to 5%.

Annual Cash Bonuses

We maintain a short-term cash incentive plan (the “Bonus Plan”) that provides that certain of our and our subsidiaries’ employees, including the NEOs, may be awarded cash bonuses based on the attainment of specific financial performance goals and operational objectives. The performance criteria are established by the Compensation Committee prior to the beginning of the fiscal year. Under the Bonus Plan, each NEO has a target incentive which represents a percentage of the executive’s base salary. For 2019, these targets were the following:

2019 TARGET INCENTIVE PERCENTAGE
Stephen Spengler	Chief Executive Officer	140%
David Tolley	EVP and Chief Financial Officer	80%
Jacques Kerrest	Former EVP and Chief Financial Officer	80%
Michelle Bryan	EVP, General Counsel & Chief Administrative Officer	80%
Michael DeMarco	EVP, Chief Services Officer	80%
Samer Halawi	EVP, Chief Commercial Officer	80%

For the Bonus Plan we use a mix of financial and non-financial metrics to measure our performance. The goals and criteria for the NEOs in 2019 included the following:

•	Global revenue;

•	AEBITDA; and

•	Operational goals related to the expansion of new products and services, spectrum management, systems enhancement, technology innovation, talent acquisition, and diversity and inclusion.

Each of the target goals and criteria for bonuses referred to above is based on thorough discussion between the Compensation Committee and management as to budgets and projections for the relevant year. Great care is taken to ensure that the targets are difficult to achieve but achievable, thereby ensuring that the NEOs and other management are appropriately incentivized to perform at the highest levels. The Bonus Plan is a discretionary plan and the Compensation Committee retains the right to award compensation that is greater or less than the amount determined based on the attainment of performance criteria.

The above-referenced metrics were weighted 40% for revenue, 30% for AEBITDA and 30% for operational goals. Each of the financial metrics are established at a target level consistent with expected achievement for the fiscal year, together with a threshold level below expected achievement and a maximum level above expected achievement. Non-financial metrics are established at a target, but they are either achieved at 100% or not achieved, thereby yielding no payment for that metric. Once corporate achievement is determined against the metrics, the result is adjusted for an individual performance factor ranging from 0.5 to 1.5. Overall, the Bonus Plan payout may not exceed 200% of the NEO’s target incentive. The Compensation Committee also has discretion under the Bonus Plan to award additional bonuses.

For 2019, targets were set at the Company’s original budget; however, these metrics were adjusted downward in mid-year based upon the impact of the loss of revenue due to the loss of Intelsat 29e. Based upon the revised budget, revenue was achieved above the target metric, AEBITDA was achieved above threshold but below target and approximately 60% of the non-financial operational objectives (“MBOs”) were achieved.

Metric	Weight	Threshold	Target	Maximum	Achievement
Revenue	40%	Budget - 1.5%	Budget	Budget + 1.5%	Above Target, Below Maximum
AEBITDA	30%	Budget - 1.5%	Budget	Budget + 1.5%	Above Threshold, Below Target
MBOs	30%	N/A	Target Goal	N/A	17.5% out of 30% of goals achieved

Long-Term Incentive Awards

We maintain an Equity Incentive Plan designed to provide our NEOs and other members of the leadership team with an incentive related to the longer-term performance of the Company. In determining the amount of the individual LTI award for a NEO, the Compensation Committee considers the individual’s performance during the preceding year, leadership impact, retention and pay relative to market data, and corporate performance. Each individual has a target LTI percentage reflecting a percentage of salary at the time of grant. The target LTI percentages for the NEOs range from 250% to 400%. While these targets are established based on market median, they are guidelines and the actual award granted is dependent on the factors stated above as well as the existing share price and shares available for issuance under the Equity Incentive Plan.

In 2019 we granted awards in the form of RSUs and performance stock units (“PSUs”). RSUs granted vest in equal installments over three years based on time, while the PSUs vest following the completion of the three-year performance period of January 1, 2019 through December 31, 2021, if goals are met. For NEOs, the 2019 awards were split 50% as RSUs and 50% as PSUs. Upon vesting, the RSUs and PSUs are settled in Company shares. The Compensation Committee establishes the performance metrics for the PSUs at the time of grant and ensures that the metrics are aligned with sustained performance and shareholder return. For the 2019 grant, the Committee set the metrics for the PSUs as a weighted combination of relative shareholder return (“RSR”) and cumulative AEBITDA. Based on performance against these metrics, shares earned can vary from 0 to 200% of the PSUs awarded. RSR is measured by comparing the Company’s share price appreciation (with reinvestment of dividends) during the three-year performance period relative to the S&P 900 index. RSR is calculated using a 60-day average at the beginning and end of the performance period to smooth volatility in the market. The RSR pays at target based upon achieving a return at the 50th percentile of the index. The maximum RSR payout is capped at 100% of target if the absolute return is negative for the Company. Cumulative AEBITDA focuses on the Company’s growth goal measured over the three-year performance period. The cumulative AEBITDA metric was established based upon the budget numbers in the Company’s long-term business plan.

Outcome of 2017 – 2019 Performance Share Unit Awards

During 2019, the Compensation Committee reviewed and approved performance against pre-established targets for the PSU awards for fiscal years 2017 to 2019. Based on the RSR at the 98th percentile of the S&P 900 index, these PSU awards vested at the maximum 200% level; however, the cumulative AEBITDA metric was not met at the threshold level. The failure to meet the cumulative AEBITDA metric resulted in 25% of the overall number of PSUs granted in the 2017 award to be forfeited and returned to the Equity Incentive Plan for future issuance. As a result, 150% of the overall PSUs granted in 2017 vested. Of the NEOs, only Mr. Spengler, Ms. Bryan and Mr. DeMarco had 2017 PSU grants.

Other Compensation Elements

In addition to the main elements of compensation set forth above, this section summarizes the other benefits and perquisites provided to our NEOs. These benefits are not performance related and are designed to provide a complete and competitive package to attract, retain and engage executive talent.

Retirement Benefits: We maintain a tax-qualified defined contribution savings plan, the Intelsat Retirement Savings Plan, which covers all of our workforce including the NEOs. The plan provides for three types of employer contributions: (1) matching 401(k) contributions up to 5% of eligible compensation, (2) a 2% fixed contribution, and (3) a performance-based contribution ranging from 0 to 4% based on the Company’s AEBITDA performance. There was no performance-based contribution to any employees under the Retirements Savings Plan for 2019. We also maintain a non-qualified retirement savings plan, covering executives including the NEOs, that is designed to restore employer contributions that were limited under the Retirement Savings Plan due to IRS compensation limitations. Contributions made to either of these plans on behalf of the NEOs are included in the Summary Compensation Table.

Health and Welfare Benefits: Our NEOs participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. In addition to these group benefits, executives including the NEOs receive supplemental life insurance paid for by the Company in an amount equal to three times the individual’s base salary.

Perquisites: Our NEOs are eligible for certain limited perquisites that include an allowance to cover financial planning and tax preparation and executive physical examinations. The financial/tax planning allowance is $50,000 for the CEO and $20,000 for all other NEOs.

Employment Agreements

To recruit and retain our NEOs, we enter into an employment agreement with each executive. Each agreement has a term of one year and renews automatically for successive one-year periods, unless earlier terminated. The agreements provide for a minimum base salary and short-term incentive target, which may be amended from time to time but not below the minimum level. The agreements provide for a certain position in terms of level and responsibilities and for the provision of severance benefits in the event of termination by the Company without “cause” or by the executive for “good reason.” Cause is defined in the agreements as (i) gross negligence or willful misconduct, or willful failure to substantially perform the executive’s duties under the agreement (other than due to physical or mental illness or incapacity), (ii) conviction of, or plea of guilty or nolo contendere to, or confession to, (A) a misdemeanor involving moral turpitude or (B) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States), (iii) willful breach of a material provision of the agreement, (iv) knowing willful violation of the Company’s written policies that the Board determines is detrimental to the best interests of the Company, (v) fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company, or (vi) use of alcohol or drugs that interferes with the performance of the executive’s duties. Good reason is defined in the agreement to include any of (i) a material diminution of title, position or responsibilities, (ii) a material breach by the Company of any terms of the employment agreement, (iii) a reduction of the executive’s base salary or target bonus potential, and (iv) under certain specified conditions, relocation or a requirement to work from a location other than the principal place of employment.

The amount of the severance benefit is a multiple of the sum of the base salary and target bonus applicable to the individual executive. The severance multiple for the CEO is two and the severance multiple for the other NEOs is one and one-half. Receipt of severance benefits is contingent on the timely execution and non-revocation of a waiver and release of claims and the executive’s continued compliance with the terms of the employment agreement. In addition, in connection with a termination of the executive’s employment without cause or for good reason, and in the event of a termination of employment by reason of death or disability, the executive will be paid any earned but unpaid compensation.

Each agreement provides that, during the executive’s employment with the Company and for one year after termination of his employment, whether voluntary or involuntary, the executive will not compete with the Company or its affiliates or hire or attempt to hire any person who is or was, during the year prior to the termination of his employment, an employee of the Company. There are no special provisions in the employment agreements related to a change of control of the Company. Hypothetical estimated severance payments under these agreements are shown for each NEO in the termination benefits table.

The award agreements under the Equity Incentive Plan set forth the terms of the equity awards to each NEO in the event of a termination of employment. Specifically, for NEOs, for time-vesting RSUs, any unvested awards will immediately vest in the event that the executive’s employment terminates (1) by the executive for good reason, (2) by the Company without cause, or (3) due to the executive’s death or disability. With respect to the PSUs, any unvested awards will immediately vest on a pro-rated basis determined by the days of employment in the performance period in the event that the executive’s employment terminates (1) by the executive for good reason, (2) by the Company without cause, or (3) due to the executive’s death or disability, subject, however, to actual achievement of the performance criteria at the end of the performance period. If any such termination occurs after a change of control of the Company (as defined in the agreements), the number of PSUs vesting will be equal to the target PSU amount.

Indemnification Agreements

We have entered into agreements with our executive officers to provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation.

Policies

Stock Ownership Guidelines

We maintain stock ownership guidelines for our NEOs to further promote alignment of management and shareholder interests. These guidelines require that NEOs own Company shares with a value denominated as a multiple of their annual salaries, which can be accumulated over a five-year period from date of hire or promotion. The guidelines are as follows:

Level	Ownership Guideline
CEO	6 times base salary
Executive Vice President	3 times base salary

Shares that count include Company shares owned outright and unvested RSUs. The value of unvested PSUs is not included in calculating ownership until they are converted to shares upon vesting. The Compensation Committee reviews compliance with the stock ownership guidelines on an annual basis. In 2019, each NEO met or was on track to meet the ownership guideline.

Prohibition on Hedging or Pledging Company Shares

NEOs, as well as other officers, directors and certain employees of the Company are covered by the Company’s securities trading policy. Please refer to the discussion in the “Corporate Governance—Board of Directors—Prohibition on Hedging or Pledging Company Shares” section of this Proxy Statement for additional details. None of the shares of the Company held by our NEOs are pledged or subject to any hedging restrictions.

Clawback and Recoupment

The Company has recoupment provisions in its short-term incentive plan as well as in the long-term incentive plans. The provisions allow for the clawback of incentives paid under these plans if the executive engages in any activity that is averse to the interests of the Company, including fraud or conduct contributing to a financial restatement, as well as any conduct requiring clawback under an SEC or NYSE regulation.

Risk Assessment

The Compensation Committee annually reviews our compensation programs and together with its compensation consultant and management assesses potential compensation-related risks to the Company. Based on this assessment for 2019, the Committee believes that the following features of our compensation programs effectively mitigate excessive risk-taking that could harm the Company:

•	Short-term incentives are capped and payment is balanced based upon different financial and other measures;

•	Performance goals are set in a realistic and reasonable manner relative to past performance and external market conditions;

•	Total compensation includes base salary, fixed equity and benefits and these components do not encourage risk taking because they are fixed in nature;

•	A larger portion of compensation is tied to longer-term versus annual performance;

•	There are committees in place that have oversight of all incentive plans, including the Corporate Incentive Plan, Sales Incentive Plan and Equity Incentive Plan;

•	Discretion is available to such committees to minimize “windfall gains” and counter any extraneous factors that may encourage excessive risk-taking; and

•	Clawback provisions are available and included in plan documents.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to certain covered officers. Recent changes have removed the exception of performance-based compensation from the limitation and changed the number of individuals covered by the limitation. As part of its role, the Compensation Committee considers to what extent the Company can deduct any of its executive compensation under Section 162(m), but always retains the flexibility to award compensation that is not deductible in order to meet the objectives of our compensation philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with management. Based upon such review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

Compensation Committee

John W. Diercksen, Chair

Ed Kangas

Ellen Pawlikowski

COMPENSATION TABLES

Summary Compensation Table

The following table provides information concerning compensation earned for each of our NEOs for the fiscal year 2019, as well as 2018 and 2017, if applicable.

Name and Principal Position	Year	Salary [1] ($)	Bonus [2] ($)	Stock Awards [3] ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation [4] ($)	Total ($)
Stephen Spengler Chief Executive Officer	2019	961,827	0	4,202,398	1,904,400	118,072	7,186,697
	2018	753,846	0	1,756,755	849,375	118,818	3,478,794
	2017	934,615	0	1,611,720	751,000	149,215	3,446,550
David Tolley EVP and Chief Financial Officer	2019	323,462	0	3,422,280	645,100	581,176	4,972,018
Jacques Kerrest EVP and Chief Financial Officer	2019	331,154	0	0	0	54,026	385,180
	2018	549,039	0	930,600	386,100	89,058	1,954,797
	2017	635,577	0	816,750	404,900	118,186	1,975,413
Michelle Bryan	2019	493,081	0	2,042,772	556,100	70,722	3,162,675
EVP, General Counsel & Chief	2018	483,647	0	712,530	274,150	73,185	1,543,512
Administrative Officer	2017	481,480	0	511,830	268,800	90,834	1,352,944
Michael DeMarco EVP, Chief Services Officer	2019	396,538	0	1,654,528	450,400	54,911	2,556,377
	2018	385,000	100,000	565,110	218,275	55,484	1,323,869
	2017	370,865	100,000	369,690	194,100	61,072	1,095,727
Samer Halawi	2019	421,538	0	1,154,244	450,400	53,651	2,079,833
EVP & Chief Commercial Officer	2018	392,654	60,000	1,114,050	232,450	39,020	1,838,174

(1)

The salaries set forth in this column reflect the actual earnings for each NEO during fiscal years 2017, 2018 and 2019, to the extent applicable. Base salary changes generally take effect mid-year so two base salaries are effective during the year. No salary increases occurred for NEOs in 2018 and Mr. Spengler took a voluntary pay reduction to $750,000 for 2018. In 2019, base salary increases for the NEOs became effective on May 27, 2019. Current base salaries for the NEOs are $978,500, $580,000, $500,000, $430,000 and $405,000 for S. Spengler, D. Tolley, M. Bryan, S. Halawi and M. DeMarco, respectively.

(2)	The amounts in this column reflect retention bonus payments to Mr. DeMarco in 2017 and 2018 and a sign-on bonus for Mr. Halawi.
(3)

The value of the stock awards was calculated based upon the principles of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in Note 5 (Share-based and Other Compensation Plans) to the Intelsat S.A. Consolidated Financial Statements, included as part of the Company’s 2019 Annual Report on Form 10-K filed with the SEC on February 20, 2020.

(4)	Details relating to Other Compensation are set forth in the table below.

Name and Principal Position	Year	Financial and Tax Advisory Allowance ($)	Welfare Benefits: Life and Disability Insurance ($)	Executive Physical ($)	Relocation ($)	Post Employment Payments ($)	401(k) Plan Contributions ($)	Total Other Compensation ($)
Stephen Spengler	2019	50,000	22,351	4,029	—	—	41,692	118,072
	2018	50,000	22,447	3,256	—	—	43,115	118,818
	2017	50,000	30,284	4,354	—	—	64,577	149,215
David Tolley	2019	11,538	6,811	—	546,673	—	16,154	581,176
	2018	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—
Jacques Kerrest	2019	10,462	25,875	3,385	—	2,923	11,381	54,026
	2018	20,000	49,114	6,832	—	—	13,112	89,058
	2017	20,000	68,342	3,610	—	—	26,234	118,186
Michelle Bryan	2019	20,000	11,301	3,920	—	—	35,501	70,722
	2018	20,000	14,341	3,632	—	—	35,212	73,185
	2017	20,000	20,414	3,666	—	—	46,754	90,834
Michael DeMarco	2019	20,000	4,236	3,806	—	—	26,869	54,911
	2018	20,000	7,012	2,742	—	—	25,730	55,484
	2017	13,462	8,179	5,643	—	—	33,788	61,072
Samer Halawi	2019	20,000	4,703	2,450	—	—	26,498	53,651
	2018	19,154	4,487	3,802	—	—	11,577	39,020
	2017	—	—	—	—	—	—	—

2019 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name	Grant Type [1]	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards [2] ($)
Stephen Spengler	STI Plan		684,950	1,369,900	2,739,800
	PSU	3/1/2019				31,907	85,086	170,172		$2,215,639
	RSU	3/1/2019							85,086	$1,986,758
David Tolley	STI Plan		232,000	464,000	928,000
	PSU	6/3/2019				14,250	38,000	76,000		$768,740
	RSU	6/3/2019							38,000	$677,540
	RSU	7/1/2019							100,000	$1,976,000
Michelle Bryan	STI Plan		200,000	400,000	800,000
	PSU	3/1/2019				10,191	27,177	54,354		$707,689
	RSU	3/1/2019							27,177	$634,583
	RSU	3/1/2019							30,000	$700,500
Michael DeMarco	STI Plan		162,000	324,000	648,000
	PSU	3/1/2019				8,254	22,011	44,022		$573,166
	RSU	3/1/2019							22,011	$513,957
	RSU	3/1/2019							24,300	$567,405
Samer Halawi	STI Plan		172,000	344,000	688,000
	PSU	3/1/2019				8,764	23,370	46,740		$608,555
	RSU	3/1/2019							23,370	$545,690

(1)

The grants indicated as STI Plan were awarded under the Company’s short-term incentive plan, or annual Bonus Plan. The grants indicated as RSU are restricted share units granted under the Company’s Equity Incentive Plan and are time-vesting. The grants indicated as PSU are performance stock units granted under the Company’s Equity Incentive Plan and vesting is based upon attainment of certain performance criteria during a three-year performance period.

(2)

The value of the stock awards was calculated based upon the principles of ASC 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in Note 5 (Share-based and Other Compensation Plans) to the Intelsat S.A. Consolidated Financial Statements, included as part of the Company’s 2019 Annual Report on Form 10-K filed with the SEC on February 20, 2020.

As stated in the CD&A provided above, each of the NEOs has entered into an employment agreement with the Company that provides for a minimum level of base salary, target incentive amount under the Company’s short-term incentive plan, and participation in the Company’s broad-based benefit plans. The agreements also provide severance benefits under certain circumstances as more fully described in the Potential Payments Upon Termination or Change of Control discussion below. The employment agreements are standard in form for all NEOs with the only deviation being the level of salary, target bonus percentage and severance multiples.

With respect to the STI grants, the terms of the award are governed under the Bonus Plan adopted by the Company and are administered at the discretion of the Compensation Committee. As described in the CD&A, the 2019 STI grants are subject to achievement of targeted revenue, AEBITDA and five management objectives tied to the Company’s business plan for 2019. Achievement on the financial metrics may result in a payout at threshold and up to a maximum amount. The management objectives are set at a cliff. These results are then subject to an individual performance factor. The result of this calculation is reflected in the threshold, target and maximum award amounts set forth in the table. Final determination of the award amount for the NEOs is subject to the discretion and approval of the Compensation Committee.

The awards granted under the Equity Incentive Plan are governed by the terms of individual award agreements. The agreements are uniform in content differing only in the number of units covered by the award agreement. The 2019 PSU awards are subject to the achievement of two financial metrics: cumulative AEBITDA over the three-year performance period and total shareholder return relative to the S&P 900 index. The two metrics are weighted equally and are subject to vesting at varying amounts based upon achievement of the metrics at threshold, target and maximum levels. The measurement is made at the end of the three-year performance period and is determined by the Compensation Committee. Any unvested awards will vest on a pro-rated basis determined by the days of employment in the performance period in the event that the executive’s employment terminates (1) by the executive for good reason, (2) by the Company without cause, or (3) due to the executive’s death or disability, subject, however, to actual achievement of the performance criteria at the end of the performance period. If any such termination occurs after a change of control of the Company but prior to the vesting date, the number of PSUs vesting will be equal to the target PSU amount. With respect to the 2019 RSU awards, any unvested awards will immediately vest in full in the event that the executive’s employment terminates (1) by the executive for good reason, (2) by the Company without cause, or (3) due to the executive’s death or disability.

Awards under the both the Bonus Plan and Equity Incentive Plan are subject to clawback provisions that provide for the Committee to cancel the award if the executive engages in any activity that is adverse to the interests of the Company, including fraud or conduct contributing to a financial restatement, as well as any conduct requiring clawback under an SEC or NYSE regulation.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards outstanding for each NEO as of December 31, 2019:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen Spengler	43,000			$3.77	5/1/2023
	150,000			$3.77	12/15/2025
								521,586	$3,666,750
						302,086	$2,123,665
								38,000	$267,140
David Tolley						138,000	$970,140
								184,677	$1,298,279
Michelle Bryan						138,677	$974,899
								122,511	$861,252
Michael DeMarco						112,811	$793,061
								98,370	$691,541
Samer Halawi						93,370	$656,391

(1)	The market value of the stock awards was determined on the basis of the closing share price of $7.03 on December 31, 2019 and assuming that target performance is achieved for PSUs.
(2)	The vesting dates for each outstanding award are set forth in the table below.

Name	Number of RSUs That Have Not Vested (#)	Vesting Date	Number of PSUs That Have Not Vested (#)	Vesting Date
	173,862	3/1/2020	222,000	3/1/2020
Stephen Spengler	99,862	3/1/2021	214,500	3/1/2021
	28,362	3/1/2022	85,086	3/1/2022

	302,086		521,586

	12,666	3/1/2020	38,000	3/1/2022
	50,000	7/1/2020
	12,666	3/1/2021
David Tolley	25,000	7/1/2021
	12,668	3/1/2022
	25,000	7/1/2022

	138,000		38,000

	69,059	3/1/2020	70,500	3/1/2020
	22,500	12/31/2020	87,000	3/1/2021
Michelle Bryan	38,059	3/1/2021	27,177	3/1/2022
	9,059	3/1/2022

	138,677		184,677

	46,912	3/1/2020	31,500	3/1/2020
	10,000	10/1/2020	69,000	3/1/2021
Michael DeMarco	18,225	12/31/2020	22,011	3/1/2022
	30,337	3/1/2021
	7,337	3/1/2022

	112,811		122,511

	10,000	1/9/2020	75,000	3/1/2021
	32,790	3/1/2020	23,370	3/1/2022
Samer Halawi	10,000	1/9/2021
	32,790	3/1/2021
	7,790	3/1/2022

	93,370		98,370

2019 Option Exercises and Stock Vested

The value realized in the table above is based upon the closing price of the Company’s common shares on the date of vesting or exercise, as applicable. The table below sets forth a summary of the equity awards held by the NEOs that vested during 2019 and option awards held by the NEOs which were exercised during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen Spengler			665,250	$15,533,588
David Tolley
Jacques Kerrest			30,000	$729,900
			323,500	$7,553,725
	210,000	$3,288,600
Michelle Bryan			231,250	$5,399,688
Michael DeMarco			121,500	$2,837,025
			10,000	$226,700
			10,000	$238,700
Samer Halawi			25,000	$583,750

Post-Employment Compensation

Pension Benefits Table

None of the NEOs are covered by a pension plan maintained by the Company.

Non-Qualified Deferred Compensation Table

The Company maintains a non-qualified retirement savings plan covering executives, including the NEOs, that is designed to restore employer contributions that were limited under the Retirement Savings Plan due to compensation limitations under the Internal Revenue Code. Contributions made to either of these plans on behalf of the NEOs are included in the Summary Compensation Table as Other Compensation and are also included in the table below.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen Spengler	—	21,327	31,423	—	191,191
David Tolley	—	2,154	7	—	2,161
Jacques Kerrest	—	5,881	4,202	—	32,521
Michelle Bryan	—	16,001	20,459	—	135,675
Michael DeMarco	—	7,350	7,120	—	40,720
Samer Halawi	—	5,194	636		5,830

Potential Payment Upon Termination of Change in Control

The table below shows, hypothetically, what each of the current NEOs would have received upon termination of employment under varying circumstances, assuming such termination occurred on December 31, 2019. The NEOs’ employment agreements also provide for severance benefits in the event of termination by the Company without “cause” or by the executive with “good reason,” the definitions of which are described above in the CD&A.

Name	Voluntary Resignation Without Good Reason	Resignation With Good Reason or Involuntary Termination Without Cause	Resignation With Good Reason or Involuntary Termination Without Cause Following a Change of Control	Death or Disability	Termination For Cause
Stephen Spengler
Accrued Salary and Vacation (1)	$131,721	$131,721	$131,721	$131,721	$131,721
Severance (2)	$—	$4,696,800	$4,696,800	$—	$—
Accelerated Vesting of RSUs (3)	$—	$2,123,665	$2,123,665	$2,123,665	$—
Accelerated Vesting of PSUs (4)	$—	$3,346,280	$4,447,080	$3,346,280	$—

TOTAL	$131,721	$10,298,466	$11,399,266	$5,601,666	$131,721

David Tolley
Accrued Salary and Vacation (1)	$78,077	$78,077	$78,077	$78,077	$78,077
Severance (2)	$—	$1,566,000	$1,566,000	$—	$—
Accelerated Vesting of RSUs (3)	$—	$970,140	$970,140	$970,140	$—
Accelerated Vesting of PSUs (4)	$—	$—	$267,140	$—	$—

TOTAL	$78,077	$2,614,217	$2,881,357	$1,048,217	$78,077

Michelle Bryan
Accrued Salary and Vacation (1)	$67,308	$67,308	$67,308	$67,308	$67,308
Severance (2)	$—	$1,350,000	$1,350,000	$—	$—
Accelerated Vesting of RSUs (3)	$—	$974,899	$974,899	$974,899	$—
Accelerated Vesting of PSUs (4)	$—	$1,151,163	$1,546,087	$1,151,163	$—

TOTAL	$67,308	$3,543,370	$3,938,294	$2,193,370	$67,308

Michael DeMarco
Accrued Salary and Vacation (1)	$54,519	$54,519	$54,519	$54,519	$54,519
Severance (2)	$—	$1,093,500	$1,093,500	$—	$—
Accelerated Vesting of RSUs (3)	$—	$793,061	$793,061	$793,061	$—
Accelerated Vesting of PSUs (4)	$—	$655,548	$971,975	$655,548	$—

TOTAL	$54,519	$2,596,628	$2,913,054	$1,503,128	$54,519

Samer Halawi
Accrued Salary and Vacation (1)	$57,885	$57,885	$57,885	$57,885	$57,885
Severance (2)	$—	$1,161,000	$1,161,000	$—	$—
Accelerated Vesting of RSUs (3)	$—	$656,391	$656,391	$656,391	$—
Accelerated Vesting of PSUs (4)	$—	$351,500	$691,541	$351,500	$—

TOTAL	$57,885	$2,226,776	$2,566,817	$1,065,776	$57,885

(1)

This amount reflects unpaid salary for days worked prior to termination but scheduled to be paid in the final paycheck post termination, assuming a maximum of 10 days in the pay period. This amount also includes the maximum accrued but unpaid vacation as of December 31, 2019 of five weeks’ of salary. It should be noted that no bonus payments under the Bonus Plan are accrued to the NEO. It is currently the policy under our Bonus Plan that no bonus payments are made to plan participants who leave prior to the bonus payment date in March of the following year. Severance payments are made in a single lump sum on the next regular pay date that is at least 14 days after the effective termination date (including execution of a valid release and expiration of the revocation period).

(2)

The severance payment is calculated as the severance multiple multiplied by the sum of base salary and target incentive under the Bonus Plan. For Mr. Spengler, the severance multiple is 2 and for the other NEOs the severance multiple is 1.5.

(3)

This number reflects accelerated vesting of RSUs, based on the market value of $7.03 on December 31, 2019. Immediate vesting occurs upon termination for death, disability, termination by the Company without cause or resignation by the employee for good reason.

(4)

In the case of termination without cause or resignation for good reason and for death or disability, this number reflects the accelerated vesting of PSUs, based on the ratable portion of employment during the three-year performance period applicable to each award, assuming target performance is achieved and the closing price of the Company’s common shares of $7.03 on December 31, 2019. In the case of termination subsequent to a change of control and prior to the vesting date, the entire number of PSUs in all awards vest based on target performance, or in the case of the 2017 PSUs, above target performance.

(5)

After his resignation in June 2019, Jacques Kerrest, our former Executive Vice President and Chief Financial Officer was paid $2,923 for unpaid vacation. He received no other termination-related benefits.

2019 CEO Pay Ratio

We are providing the following information about the relationship of the annual median total compensation of our employees to the annual total compensation of our CEO. For 2019:

•	The median total compensation of all employees of our Company (other than the CEO) was $135,000; and

•	The total annual compensation of our CEO as reported in the Summary Compensation Table was $7,186,697

Based on this information we estimate that the ratio of our CEO’s compensation to median employee compensation is 53 to 1.

The CEO pay ratio has been calculated in accordance with Item 402(u) of Regulation S-K. We determined the median employee total compensation based on the salaries paid in 2019 to all 1,197 employees employed on December 31, 2019. For employees who worked less than a full year, but were employed on December 31, 2019, the salary was annualized. The annual total compensation for employees includes the value of all forms of compensation and benefits and was calculated in the same manner as the total compensation for the CEO as reported in the Summary Compensation Table.

PROPOSAL #1 AND PROPOSAL #2:

APPROVAL OF ANNUAL FINANCIAL STATEMENTS AND CONSOLIDATED FINANCIAL STATEMENTS

At the Annual Meeting, management will present the Management Report, the Directors’ Conflicts of Interest Report and the Directors’ Compensation Report, and the auditors will present their Auditors’ Reports. No resolution is required to be taken with respect to these reports.

Management will then present the statutory stand-alone financial statements of the Company for the accounting year ended on December 31, 2019, and the consolidated financial statements of the Company and its group subsidiaries for the accounting year ended on December 31, 2019, each containing both 2018 and 2019 financial information. These materials are available on the internet at both www.intelsat.com and www.proxyvote.com. Following such presentation, the following resolutions will be put before the Annual Meeting for approval:

A vote “FOR” Proposal #1 is a vote to approve the following resolution:

RESOLVED, that the general meeting of the shareholders of the Company (the “General Meeting”), after having reviewed the report of the statutory auditor (réviseurs d’entreprises agréés) on the Company’s statutory stand-alone financial statements for the accounting year ended on December 31, 2019 (containing 2018 and 2019 financial information), hereby approves the statutory stand-alone financial statements of the Company for the accounting year ended on December 31, 2019, in their entirety.

A vote “FOR” Proposal #2 is a vote to approve the following resolution:

RESOLVED, that the General Meeting, after having reviewed the management report of the Board and the report of the statutory auditor (réviseurs d’entreprises agréés) on the Company’s consolidated financial statements for the accounting year ended on December 31, 2019 (containing 2018 and 2019 financial information), hereby approves the consolidated financial statements of the Company and its group subsidiaries for the accounting year ended on December 31, 2019, in their entirety.

Approval of Proposals #1 and #2 requires the affirmative vote of a simple majority of votes validly cast on each such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S STATUTORY STAND-ALONE AND CONSOLIDATED FINANCIAL STATEMENTS FOR THE ACCOUNTING YEAR ENDED ON DECEMBER 31, 2019 (CONTAINING 2018 AND 2019 FINANCIAL INFORMATION).

PROPOSAL #3:

APPROVAL OF ALLOCATION OF ANNUAL RESULTS

At the Annual Meeting, management will report that the Company’s operations resulted in a net profit of $188,263 on a stand-alone basis for the financial year ended on December 31, 2019.

A vote “FOR” Proposal #3 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby acknowledges the net results for the financial year ended on December 31, 2019 showing a net profit of $188,263 and resolves to carry-forward such net results to the financial year ending on December 31, 2020.

Approval of Proposal #3 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ALLOCATION OF OUR ANNUAL RESULTS.

PROPOSAL #4:

APPROVAL OF GRANTING DISCHARGE (QUITUS) TO DIRECTORS FOR PERFORMANCE

Under Luxembourg law, the shareholders are asked to vote to approve granting discharge (quitus) to the directors who served during the accounting year ended on December 31, 2019 with respect to the performance of their duties during the completed fiscal year.

A vote “FOR” Proposal #4 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby approves granting discharge (quitus) to the members of the Board who were in office during the accounting year ended on December 31, 2019 for the proper performance of their duties.

Approval of Proposal #4 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF GRANTING DISCHARGE (QUITUS) TO THE MEMBERS OF THE BOARD.

PROPOSAL #5:

ELECTION OF DIRECTORS

Class I Director Nominees for Election at the Annual Meeting

Please refer to the “Corporate Governance—Board of Directors” section of this Proxy Statement for the biographies of Messrs. Bateman and Svider, our Class I Director Nominees up for re-election at the Annual Meeting.

Our Board has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company, each of whom has been nominated by the BC Shareholder for election by the shareholders and has agreed to be named in this Proxy Statement and to serve if elected.

Unless contrary instructions are provided on your proxy card, the persons named as proxies will vote your shares “FOR” the election of Messrs. Bateman and Svider as Class I directors.

RESOLVED, that the General Meeting hereby approves the re-appointment of Justin Bateman as a Class I director of the Company for a term ending at the 2023 annual general meeting of shareholders of the Company.

RESOLVED, that the General Meeting hereby approves the re-appointment of Raymond Svider as a Class I director of the Company for a term ending at the 2023 annual general meeting of shareholders of the Company.

Approval of each resolution set forth above in Proposal #5 requires the affirmative vote of a simple majority of votes validly cast on each such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF THE TWO CLASS I DIRECTORS NAMED ABOVE TO TERMS THAT RUN UNTIL THE 2023 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY.

PROPOSAL #6:

APPROVAL OF DIRECTOR REMUNERATION

We collectively refer to our Governance Agreement (see “Corporate Governance—Board of Directors—Governance Agreement”) and the arrangements described under the “Corporate Governance—Board of Directors—Director Compensation” section of this Proxy Statement as the “Remuneration Arrangements.”

A vote “FOR” Proposal #6 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby approves the Remuneration Arrangements with respect to the directors of the Company for 2020.

Approval of Proposal #6 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF DIRECTOR REMUNERATION FOR 2020.

PROPOSAL #7:

APPROVAL OF RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND STATUTORY AUDITOR

KPMG LLP has served as the independent registered accounting firm of our predecessors since 2002 and of Intelsat S.A. since 2011. Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to perform the audit of our financial statements for the accounting year ended on December 31, 2019. KPMG Luxembourg, S.C. has served as our statutory auditor (réviseurs d’entreprises agréés) since 2010.

Fees for services rendered by KPMG LLP and KPMG Luxembourg, S.C. to the Company for audit, audit-related, tax and other services in 2019 and 2018, please see the “Corporate Governance—Independent Auditor Fees and Other Matters” section in this Proxy Statement for a summary of the Company’s pre-approval policies and procedures for all audit and non-audit services provided to the Company by its independent registered public accounting firm.

A vote “FOR” Proposal #7 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby approves the re-appointment of KPMG LLP as Independent Registered Public Accounting Firm and of KPMG Luxembourg, S.C. as approved statutory auditor (réviseurs d’entreprises agréés) of the Company for the period ending at the general meeting of shareholders of the Company approving the statutory financial statements for the accounting year ending on December 31, 2020.

Approval of Proposal #7 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND OF KPMG LUXEMBOURG, S.C. AS APPROVED STATUTORY AUDITOR FOR THE ACCOUNTING YEAR ENDING ON DECEMBER 31, 2020.

PROPOSAL #8:

APPROVAL OF SHARE REPURCHASES AND TREASURY SHARE HOLDINGS

The Board is seeking approval by the shareholders for authorization for a five (5) year period (ending on June 17, 2025), to purchase, acquire, receive or hold shares of any class, if applicable, in the Company under article 430-15 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, from time to time up to 20% of the issued share capital and up to an additional 20% of the issued share capital for repurchases by the Company in connection with the Communications Law Limitation (as defined in our amended and restated articles of incorporation) within certain price parameters as described in the agenda.

A vote “FOR” Proposal #8 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby authorizes the Company and/or any wholly-owned subsidiary (and/or any person acting on their behalf) to purchase, acquire, receive or hold shares of any class, if applicable, in the Company under article 430-15 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, from time to time, up to 20% of the issued share capital, and up to an additional 20% of the issued share capital for repurchases by the Company in connection with the Communications Law Limitation (as defined in our amended and restated articles of incorporation), such authorization to be valid for a five-year period (ending on June 17, 2025).

The General Meeting further hereby resolves that acquisitions may be made in any manner, including, without limitation, by tender or other offers, buy-back programs, over the stock exchange, in privately negotiated transactions or in any other manner as determined by the Board (including derivative transactions or transactions having the same or similar economic effect as an acquisition and by redemption for Communications Law Limitation reasons (as defined in our amended and restated articles of incorporation)).

The General Meeting further hereby resolves that, in the case of acquisitions for value:

•

other than in the circumstances with respect to tender offers described in the following paragraph, the Board will set a net purchase price being (x) no less than 50% of the lowest share price of the relevant class/series of shares, and (y) no more than 50% above the highest share price of the relevant class/series of shares, in each case being the closing price of the relevant class/series of shares, as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative source to be selected by the Board (hereafter, the closing price), over the ten (10) trading days preceding the date of the purchase (or, as the case may be, the date of the commitment to the transaction or the date of the redemption notice in case of a redemption for Communications Law Limitation reasons); and

•

in the case of a tender offer for value (or if deemed appropriate by the Board, a buyback program), (i) in the case of a formal offer being published, the Board will set a net purchase price or a purchase price range, each time within the following parameters: (x) no less than 50% of the lowest share price of the relevant class/series of shares, and (y) no more than 50% above the highest share price of the relevant class/series of shares, in each case being the closing price over the ten (10) trading days preceding the offer publication date, provided, however, that if the stock exchange price of the relevant class/series of shares during the offer period fluctuates by more than 10%, the Board may adjust the offer price or range to such fluctuations; and (ii) in the case of a public solicitation of offers, the Board will set a price range (and revised by the Board as deemed appropriate), provided, that acquisitions may be made at a price that is (x) no less than 50% of the lowest share price of the relevant class/series of shares, and (y) no more than 50% above the highest share price of the relevant class/series of shares, in each case being the closing price over a period determined by the Board, provided, that such period may not start more than five (5) trading days before the relevant sell offer start date and may not end after the last day of the relevant sell offer period.

Approval of Proposal #8 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF COMPANY SHARE REPURCHASES AND TREASURY SHARE HOLDINGS.

PROPOSAL #9:

NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our executive officers whose compensation is disclosed in this Proxy Statement (our NEOs). This advisory vote, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on our 2019 executive compensation programs and policies for our NEOs as described in the CD&A and related compensation tables. We propose to submit our executive compensation to such an advisory vote every year.

We believe that our executive officers play a critical role in our financial, strategic and operational performance and in creating long-term shareholder value. We urge shareholders to read the CD&A before casting this important vote. As described in the CD&A, our compensation programs are designed to, among other things:

•	Attract, retain and engage top talent;

•

Drive shareholder value by tying the majority of an executive officer’s compensation to the attainment of financial and other performance measures that promote the creation of long-term shareholder value;

•	Target fixed compensation at the median level of market data;

•	Require our executive officers to own a significant amount of our common shares; and

•	Avoid incentives that encourage excessive risk taking.

We continually review our executive compensation programs and, although non-binding, the Board and Compensation Committee seek the input of our shareholders to guide future decisions.

A vote “FOR” Proposal #9 is a vote to approve the following resolution:

RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Approval of this proposal requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL #9.

PROPOSAL #10:

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING SHAREHOLDER ADVISORY VOTES ON APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

SEC rules require that, not less frequently than once every three years, we provide our shareholders with the opportunity to cast a non-binding, advisory “say-on-pay” vote on the compensation of our NEOs. The rules also require that, not less frequently than once every six years, we enable our shareholders to cast a non-binding advisory vote on the frequency of the “say-on-pay” vote; that is, whether the “say-on-pay” vote should occur every year, every two years or every three years.

We believe that a non-binding “say-on-pay” vote should occur every year. We carefully review our compensation programs every year and make adjustments as deemed necessary to attract, retain and engage our executive leadership. Therefore, we believe an annual vote is appropriate to provide our Compensation Committee with the ability to take into consideration the views of our shareholders in making these annual compensation decisions. Any longer period would result in a lag time between receiving feedback and the ability to implement changes, potentially resulting in an unintentional misalignment with our shareholders.

A vote for “1 YEAR” is a vote to approve the following resolution:

RESOLVED, that the shareholders approve, on a non-binding, advisory basis, a 1-year frequency for future non-binding advisory votes of shareholders to approve compensation for the Named Executive Officers.

Approval of this proposal requires the affirmative vote of a plurality of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF 1 YEAR.

Questions & Answers

This Proxy Statement is being provided to solicit proxies on behalf of the board of directors (the “Board”) of Intelsat S.A. (the “Company,” “Intelsat,” “we” or “us”) for use at the 2020 annual meeting of shareholders (the “Annual Meeting”), to be held by conference call on Wednesday, June 17, 2020, at 4:00 p.m. (CET), and any adjournment or postponement thereof. We expect to first make this Proxy Statement available, together with the Company’s statutory stand-alone financial statements for the accounting year ended on December 31, 2019 and our annual report on Form 10-K for the year ended on December 31, 2019 (the “Annual Report”), to shareholders on or about April 28, 2020.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a notice regarding internet availability of proxy materials to our shareholders of record as of the close of business on April 17, 2020 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or request a printed copy may be found in the notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and to exercise the voting rights attendant to their shares at the Annual Meeting.

We intend to mail the notice on or about April 28, 2020 to all holders of record of our common shares. On that same date, we will also mail a printed copy of this Proxy Statement, the Company’s statutory stand-alone financial statements for the accounting year ended on December 31, 2019, the consolidated financial statements of the Company and its group for the accounting year ended on December 31, 2019, our Annual Report and form of proxy to shareholders who had previously requested printed copies.

Q:	Who may vote at the Annual Meeting?

A:

Only holders of record of our shares at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, 142,137,854 common shares were issued and outstanding. Each common share is entitled to one vote at the Annual Meeting.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on the Record Date.

Q:	What is the quorum requirement?

A:	No quorum is required for the resolutions to be considered at the Annual Meeting.

Q:	What is the effect of broker non-votes and abstentions?

A:

Broker non-votes occur when brokers, banks or other nominees holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote their shares, and the broker, bank or other nominee is unable to vote the shares in its discretion in the absence of an instruction. Under the current New York Stock Exchange (“NYSE”) rules, if beneficial owners do not give instructions to their brokers about how to vote their shares, the brokers may, in their discretion, vote the “uninstructed” shares only with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters.

In this regard, Proposals No. 1 through No. 6 and No. 8 through No. 10 are considered “non-routine” matters under NYSE rules, meaning that brokers may not vote the shares of beneficial owners on Proposals No. 1 through No. 6 and No. 8 through No. 10 in the absence of receiving voting instructions. However, Proposal No. 7 is considered a “routine” matter under NYSE rules, and brokers may, in their discretion, vote the shares of beneficial owners on Proposal No. 7. We strongly encourage you to provide instructions to your broker to vote your shares and exercise your right as a shareholder.

An abstention occurs when a shareholder withholds such shareholder’s vote on a particular matter by checking the “ABSTAIN” box on the proxy card. With respect to Proposals No. 1 through No. 9 to be considered at the Annual Meeting, only those votes cast “FOR” or “AGAINST” are counted for the purposes of determining the number of votes cast with respect to each such proposal. With respect to Proposal No. 10, only those votes cast for “EVERY 1 YEAR”, “EVERY 2 YEARS” or “EVERY 3 YEARS” are counted for the purposes of determining the number of votes cast with respect to this proposal.

Broker non-votes and abstentions are not considered votes cast and have no effect on the outcome of any of the proposals.

Q:	What is the voting process, and can I change my vote after submitting my proxy?

A:

If you are a shareholder of record and you received your proxy materials by mail or requested paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope. Due to the current COVID-19 situation and as permitted by and in accordance with the Grand Ducal Regulation of March 20, 2020 on the introduction of measures relating to the holding of meetings in Luxembourg of companies and other legal entities, shareholders will not be permitted to attend the Annual Meeting in person.

If your shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee. You must follow the instructions of the holder of record in order for your shares to be voted.

The Company will retain an independent tabulator to receive and tabulate the proxies.

If you submit a proxy and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit a proxy but do not direct how your shares will be voted, the individuals named as proxies will vote your shares in accordance with the voting recommendations of the Board as described in each of the Proposals contained in this Proxy Statement.

Our Board has no knowledge of any other matters to be voted upon at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their discretion, to the extent that such discretion is duly provided for by proxy in accordance with Luxembourg law and rules and regulations promulgated by the NYSE and SEC.

A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•

delivering a written notice on or before June 15, 2020, at the address given below, bearing a date later than that indicated on the proxy card, but prior to the date of the Annual Meeting, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.

You should send any written notice or new proxy card to Intelsat S.A., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you are a registered holder you may request a new proxy card by calling the Company at its principal executive office in Luxembourg at 352 27-84-1600.

Your last vote prior to the Annual Meeting is the vote that will be counted. Please note that any written notice or new proxy card must be received by the Company or the tabulation agent (Broadridge) no later than 5:00 p.m. (CET) on June 15, 2020 in order for it to be taken into account.

Q:	May I attend the Annual Meeting?

A:

Due to the current COVID-19 situation and as permitted by and in accordance with the Grand Ducal Regulation of March 20, 2020 on the introduction of measures relating to the holding of meetings in Luxembourg of companies and other legal entities, shareholders may not attend the Annual Meeting in person and voting will only be permitted by way of proxy.

Q:	Who is paying for this proxy solicitation?

A:

We will pay the cost of soliciting proxies for the Annual Meeting. We may solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send the notice, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either in-person or by telephone, facsimile or written or electronic mail (without additional compensation). Shareholders are encouraged to return their proxies promptly.

Q:	How can I find out the results of the voting at the Annual Meeting?

A:	We will report final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) no later than the fourth business day after the Annual Meeting.

Q:	How do I contact the Company?

A:

Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, or the chair of any committee of the Board by writing them as follows:

Intelsat S.A.

4, rue Albert Borschette

Grand-Duchy of Luxembourg

L-1246

Attn: Corporate Secretary

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Q:	Where can I find a copy of the Company’s articles of incorporation and proxy materials on the internet?

A:

You are advised to review our articles of incorporation, attached as an exhibit to our Annual Report, available on the SEC’s website at www.sec.gov. In addition, the notice, Proxy Statement and Annual Report are available at both www.intelsat.com and www.proxyvote.com.

Additional Information

Executive Team

Please see below for a brief biography of each of our Named Executive Officers.

David Tolley, 51, became the Executive Vice President and Chief Financial Officer of Intelsat S.A. on June 3, 2019. Prior to joining Intelsat, Mr. Tolley served as Chief Financial Officer for WorldVu Satellites Limited (“OneWeb”) since 2017, where he led the global finance organization and served on the company’s Executive Committee. Prior to OneWeb, Mr. Tolley served as a Senior Managing Director in the Private Equity Group at Blackstone (NYSE: BX) where he led satellite services strategy and investing and served on the Private Equity Investment Committee. During that period, he was Chairman of the Board of Directors of NewSkies Satellites N.V. and led the public-to-private acquisition, re-IPO and ultimate divestiture of NewSkies to SES S.A. Prior to Blackstone, he was a Vice President at Morgan Stanley in the Investment Banking Division, where he provided banking and advisory services to established and emerging companies in the broader communications sector. He currently serves on the board of directors of ExteNet Systems and the Smithsonian National Air and Space Museum. Mr. Tolley holds a Bachelor of Science degree in Economics and History from the University of Michigan and a Master of Business Administration from Columbia Business School. Mr. Tolley’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Michelle Bryan, 63, became the Executive Vice President, General Counsel and Chief Administrative Officer and Secretary of Intelsat S.A. in March 2013. Prior to that, Ms. Bryan served as Senior Vice President, Human Resources and Corporate Services of Intelsat US LLC since January 2007. Prior to joining Intelsat, Ms. Bryan served as General Counsel and Corporate Secretary for Laidlaw International, and prior to that held a number of executive positions with US Airways Group, Inc. including Executive Vice President, Corporate Affairs and General Counsel and Corporate Secretary, as well as Senior Vice President of Human Resources. Ms. Bryan earned a Bachelor of Arts degree from the University of Rochester and a Juris Doctor from Georgetown University. Ms. Bryan’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Michael DeMarco, 49, became the Executive Vice President and Chief Services Officer of Intelsat US LLC in April 2019, and prior to that served as the Executive Vice President, Operations since August 2017. Prior to that, Mr. DeMarco served as Senior Vice President, Operations since April 2015, and prior to that as Senior Vice President, Product and Asset Management, with responsibility for product management, marketing, customer solutions engineering and asset management functions. From 2006 to 2009 he served as Intelsat US LLC’s Vice President of Media Services and has held roles of increasing responsibility within the Company, serving as Vice President of Core Video Services, Senior Director of Business Operations, and Director of Product Finance at PanAmSat prior to its 2006 merger with Intelsat. Since November 2017, he has also served as director of Dejero Labs, Inc., a provider of connectivity required for cloud computing, online collaborations, and the secure exchange of video and data. Mr. DeMarco earned a Bachelor of Science Degree in Finance and a Master of Business Administration from Fairfield University in Connecticut. Mr. DeMarco’s business address is 7900 Tysons One Place, McLean, VA 22102, United States.

Samer Halawi, 49, became the Executive Vice President and Chief Commercial Officer of Intelsat S.A. on January 9, 2018. Prior to joining Intelsat, Mr. Halawi served as Chief Commercial Officer for WorldVu Satellites Limited (“OneWeb”) from April 2017 to January 2018, where he established and oversaw the distribution, product management, communications, business development, strategy, and sales and marketing functions. From 2011 to 2017, he served as Chief Executive Officer for Thuraya Telecommunications Company, a leader in mobile satellite services, with responsibility for performance, positioning and growth of the company. Mr. Halawi previously spent eight years at Inmarsat PLC in global strategy, running operations for the Middle East, Africa and Asia-Pacific. He also held prior roles in the telecommunications industry at Flag Telecom and ICO Global Communications (“ICO”), including a three-year period in investment banking in the Middle East while at ICO. Mr. Halawi began his career in the automotive industry, occupying several positions with Chrysler Corporation and Ford Motor Company. He is currently a director of OmniSpace LLC, a mobile satellite services provider. He holds a Bachelor of Science degree in Electrical Engineering from Lawrence Technological University in Michigan, and a Master of Business Administration from the University of Michigan. Mr. Halawi’s business address is 7900 Tysons One Place, McLean, VA 22102, United States.

Proposals of Shareholders

We currently intend to hold our 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) in June 2021. Certain requirements apply to shareholder proposals and director nominations for our 2021 Annual Meeting, as set forth below.

Proposals to Be Considered for Inclusion in the Company’s Proxy Materials

Shareholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for our 2021 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the Company’s proxy materials, your proposal must be received in writing by no later than the close of business (CET) on December 29, 2020, which is the 120th day prior to the first anniversary of the date that we released this Proxy Statement to our shareholders for this year’s Annual Meeting. To be included in our proxy materials, your proposal also must comply with applicable requirements contained in article 18.5 of our articles of incorporation and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If we change the date of our 2021 Annual Meeting by more than 30 days from the anniversary of this year’s Annual Meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for our 2021 Annual Meeting. Such proposals should be sent to Intelsat S.A., 4, rue Albert Borschette, L-1246, Grand-Duchy of Luxembourg, Attention: Corporate Secretary.

Director Nominations and Shareholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials

Shareholders who wish to nominate persons for election to the Board at our 2021 Annual Meeting or who wish to submit a proposal to be acted on at our 2021 Annual Meeting, but who do not intend for such proposal to be included in the Company’s proxy materials for such meeting, must provide written notice of the director nomination or proposal no earlier than December 29, 2020, which is the 120th day prior to the first anniversary of the date we released this Proxy Statement to our shareholders for this year’s Annual Meeting, and must be received in writing no later than the close of business on January 28, 2021, which is the 90th day prior to the first anniversary of the date we released this Proxy Statement to our shareholders for this year’s Annual Meeting. However, if we change the date of our 2021 Annual Meeting by more than 30 days from the anniversary of this year’s Annual Meeting, such nominations and proposals must be received in writing no earlier than the close of business (CET) on the 120th day prior to the date of the 2021 Annual Meeting, and by no later than the close of business (CET) on the later of (a) the 90th day prior to our 2021 Annual Meeting and (b) the 10th day following the day we first publicly announce the date of our 2021 Annual Meeting.

The shareholder’s written notice must include certain information concerning the shareholder and each nominee and proposal, as specified in article 11.4 of our articles of incorporation. If the shareholder does not also satisfy the requirements of Rule 14a-4 promulgated under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2021 Annual Meeting. Such nominations or proposals should be sent to Intelsat S.A., 4, rue Albert Borschette, L-1246, Grand-Duchy of Luxembourg, Attention: Corporate Secretary.

We reserve the right (subject to Luxembourg law and rules and regulations promulgated by the NYSE and SEC) to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Your Vote is Important. VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery INTELSAT S.A. of information up until 5:00 p.m. (CET) on June 15, 2020. Have your proxy card 4 RUE ALBERT BORSCHETTE in hand when you access the web site and follow the instructions to obtain your L-1246 LUXEMBOURG records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. (CET) on June 15, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mark, sign, date and promptly return this proxy using the enclosed postmarked envelope. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D15749-Z77313 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTELSAT S.A. The Board of Directors recommends that you vote FOR each of Proposals 1 through 9 set forth below, FOR each of the director nominees set forth below, and EVERY 1 YEAR on Proposal 10 set forth below. The common shares covered by this proxy will be voted as specified herein, or if no choice is specified, such shares will be voted FOR each of Proposals 1 through 9 set forth below, FOR each of the director nominees set forth below, and EVERY 1 YEAR on Proposal 10 set forth below. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual General Meeting of Shareholders and any postponement or adjournment thereof. For Against Abstain For Against Abstain 1. Approval of Statutory Stand-Alone Financial Statements ! ! ! 6. Approval of Director Remuneration for the Year 2020 ! ! ! 2. Approval of Consolidated Financial Statements ! ! ! 7. Approval of Re-appointment of Independent Registered ! ! ! Accounting Firm (see notice for further details) 3. Approval of Allocation of Annual Results ! ! ! 8. Approval of Share Repurchases and Treasury Share ! ! ! Holdings (see notice for further details) 4. Approval of Grant of Discharge to Directors for ! ! ! 9. Advisory Vote on Compensation of Named Executive ! ! ! Performance Officers EVERY EVERY EVERY Abstain 5. Re-election of Two Directors: 1 Year 2 Years 3 Years 5a. Justin Bateman ! ! ! 10. Advisory Vote on the Frequency of Future ! ! ! ! Shareholder Advisory Votes on Approval of 5b. Raymond Svider ! ! ! Compensation of Named Executive Officers For address changes and/or comments, please check this box and write them ! on the back where indicated. (Please sign exactly as name appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving the full title as such. If signer is a partnership, please sign in partnership name by the authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Notice of Internet Availability of Proxy Materials: The Letter of Meeting, Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com. Fold And Detach Here D15750-Z77313 INTELSAT S.A. ANNUAL GENERAL MEETING OF SHAREHOLDERS June 17, 2020 This proxy is solicited by the Board of Directors for use at the Intelsat S.A. Annual General Meeting of Shareholders on June 17, 2020 or any postponement or adjournment thereof. The undersigned, having read the Convening Notice to the Annual General Meeting of Shareholders and Proxy Statement dated April 28, 2020, receipt of which is acknowledged hereby, does hereby appoint Michelle Bryan, and in her absence, David Tolley, and in his absence, Sajid Ajmeri, and in his absence, the chairman of the meeting, the attorneys and proxies of the undersigned, each with full power of substitution and revocation, for and in the name of the undersigned, to vote and act at the Annual General Meeting of Shareholders of Intelsat S.A. to be held on June 17, 2020 beginning at 4:00 p.m. (CET), and at any postponement or adjournment thereof, with respect to all of the common shares of the undersigned, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual General Meeting, with all of the powers that the undersigned would possess if personally present and acting as set forth on the reverse. These proxies are authorized to vote and act in their discretion upon any other business that may properly come before the Annual General Meeting of Shareholders or any postponement or adjournment thereof. This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted as the Board of Directors recommends to the extent permitted in accordance with Luxembourg law. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side.)